Exhibit 4.18

Private and Confidential

DATED __8__ September 2023

DRYONE CORP. (1)

- and -

PIRAEUS BANK S.A. (2)

LOAN AGREEMENT

in respect of a loan of

up to USD19,000,000

PIRAEUS

Index

Clause		Page

1	Purpose, definitions and construction	2
2	The Commitment and cancellation	21
3	Interest and Interest Periods	23
4	Repayment and prepayment	26
5	Fees and expenses	29
6	Payments and taxes; accounts and calculations	30
7	Representations and warranties	32
8	Undertakings	37
9	Conditions	49
10	Events of Default	50
11	Indemnities	54
12	Unlawfulness, increased costs and bail-in	54
13	Application of moneys, set off, pro-rata payments and miscellaneous	56
14	Accounts	58
15	Assignment, transfer and lending office	59
16	Notices and other matters	61
17	Governing law	63
18	Jurisdiction	63
Schedule 1 Form of Drawdown Notice		66
Schedule 2 Conditions precedent		67
Execution Page		72

THIS AGREEMENT dated __8__ September 2023 is made BY and BETWEEN:

(1)	DRYONE CORP. a corporation incorporated in the Republic of the Marshall Islands whose registered address is at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro MH96960, Marshall Islands as Borrower; and

(2)	PIRAEUS BANK S.A. a bank incorporated in the Hellenic Republic with Corporate Registration Number 157660660000 whose registered office is at 4, Amerikis Street, 105 64 Athens, Greece acting through its branch at 170 Alexandras Ave., 115 21 Athens, Greece, as Lender.

NOW IT IS HEREBY AGREED AS FOLLOWS:

1	Purpose, definitions and construction

1.1	Purpose

This Agreement sets out the terms and conditions upon which the Lender agrees to make available to the Borrower a loan facility in an amount not exceeding the Maximum Available Amount, in a single advance for the purposes of enabling the Borrower to partly finance the acquisition cost of the Vessel, upon and subject to the terms and conditions of this Agreement.

1.2	Definitions

In this Agreement, unless the context otherwise requires:

“Affiliate” means, in relation to any person, a Subsidiary of that person or a parent company of that person or any other subsidiary of that parent company;

“Approved Broker” means Seaborne Shipbrokers S.A., Intermodal Shipbrokers Co., Allied Shipbroking Inc., Galbraiths and other such second-hand ship sale and purchase broker appointed by the Lender, at its discretion with the Borrower’s consent, such consent not to be unreasonably withheld;

“Article 55 BRRD” means Article 55 of Directive 2014/59/EU establishing a framework for the recovery and resolution of credit institutions and investment firms;

“Bail-In Action” means the exercise of any Write-down and Conversion Powers;

“Bail-In Legislation” means:

(a)	in relation to an EEA Member Country which has implemented, or which at any time implements, Article 55 BRRD, the relevant implementing law or regulation as described in the EU Bail-In Legislation Schedule from time to time;

(b)	in relation to any state other than such an EEA Member Country and the United Kingdom, any analogous law or regulation from time to time which requires contractual recognition of any Write-down and Conversion Powers contained in that law or regulation; and

(c)	in relation to the United Kingdom, the UK Bail-In Legislation;

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“Balloon Instalment” has the meaning given to it in clause 4.1.1, as the same may reduce from time to time;

“Banking Day” means:

(a)	a day on which banks are open in Athens (excluding Saturdays and Sundays);

(b)	in respect of a day on which a payment is required to be made under a Security Document, a day on which banks are open in Athens, in New York City and in each country or place where a payment is required to be made under such Security Document (excluding Saturdays and Sundays); and

(c)	(in relation to the fixing of an interest rate) a day which is a US Government Securities Business Day;

“Borrowed Money” means Indebtedness in respect of (i) money borrowed or raised and debit balances at banks, (ii) any bond, note, loan stock, debenture or similar debt instrument, (iii) acceptance or documentary credit facilities, (iv) receivables sold or discounted (otherwise than on a non-recourse basis), (v) deferred payments for assets or services acquired, (vi) finance leases and hire purchase contracts, (vii) swaps, forward exchange contracts, futures and other derivatives, (viii) any other transaction (including without limitation forward sale or purchase agreements) having the commercial effect of a borrowing or raising of money or of any of (ii) to (vii) above and (ix) guarantees in respect of Indebtedness of any person falling within any of (i) to (viii) above;

“Borrower” means Dryone Corp., a corporation incorporated in the Republic of the Marshall Islands whose registered address is at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro MH96960, Marshall Islands;

“Break Costs” means the amount (if any) by which:

(a)	the interest (excluding the Margin) which a Lender should have received for the period from the date of receipt of all or any part of its participation in the Loan or the relevant part of the Loan or an Unpaid Sum to the last day of the current Interest Period in relation to the Loan, the relevant part of the Loan or that Unpaid Sum, had the principal amount or the relevant part of the Loan or such Unpaid Sum received been paid on the last day of that Interest Period exceeds

(b)	the amount which that Lender would be able to obtain by placing an amount equal to the principal amount or the relevant part of the Loan or such Unpaid Sum received by it on deposit with a leading bank for a period starting on the Banking Day following receipt or recovery and ending on the last day of the current Interest Period;

“Casualty Amount” means six hundred thousand Dollars (USD600,000) (or the equivalent in any other currency);

“Certified Copy” means in relation to any document delivered or issued by or on behalf of any company, a copy of such document certified as a true, complete and up to date copy of the original by any of the directors or officers for the time being of such company or by such company’s attorneys or solicitors;

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“Change of Control” means the occurrence of any of the following events:

(a)	any change to the legal ownership of any of the shares in the Borrower;

(b)	any change to the legal ownership of any of the shares in the Shareholder;

(c)	any change to the legal and/or beneficial ownership of any of the shares in the Manager;

(d)	Corporate Guarantor A ceasing to beneficially own 60% of the shares in the Borrower;

(e)	the persons disclosed to and accepted by the Lender on or prior to the date of this Agreement ceasing to beneficially own the remaining 40% of the shares in the Borrower;

(f)	the Valentis Family ceasing to, directly or indirectly legally, and beneficially own at least 25% of the common share capital of the Corporate Guarantor A; and/or

(g)	Mr. Valentios Valentis ceasing to:

(i)	be the Chief Executive Officer or the Chairman of the board of directors of the Corporate Guarantor A; and/or

(ii)	have the power to direct, or cause the direction of management and the policies of the Corporate Guarantor A whether through the ownership of voting securities, by contract, or otherwise.

“Charter Assignment” means a specific assignment of any Extended Employment Contract required to be executed hereunder by the Borrower in favour of the Lender (including any notices and/or acknowledgements (Borrower to use its best efforts to obtain such acknowledgements) and/or undertakings associated therewith) in such form as the Lender may require in its sole discretion;

“Classification” means, in relation to the Vessel, the classification referred to in the Mortgage registered thereon with the Classification Society;

“Classification Society” means any classification society which is a member of the International Association of Classification Societies which the Lender shall, at the request of the Borrower, have agreed in writing shall be treated as the classification society in relation to the Vessel for the purposes of the relevant Ship Security Documents;

“Code” means the US Internal Revenue Code of 1986, as amended, and the regulations promulgated and rulings issued thereunder;

“Commitment” means nineteen million Dollars (USD19,000,000) which the Lender is obliged to lend to the Borrower under this Agreement, as such amount may be reduced and/or cancelled under this Agreement;

“Compulsory Acquisition” means, in respect of the Vessel, requisition for title or other compulsory acquisition including, if the Vessel is not released therefrom within the Relevant Period, capture, appropriation, forfeiture, seizure, detention, deprivation or confiscation howsoever for any reason (but excluding requisition for use or hire) by or on behalf of any Government Entity or other competent authority; “Relevant Period” means for the purposes of this definition of Compulsory Acquisition one (1) calendar month after the date upon which the relevant incident occurred;

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“Corporate Guarantee” means an unconditional, irrevocable and on demand guarantee under this Agreement required to be executed by each Corporate Guarantor in favour of the Lender in such form as the Lender may require as security for:

(a)	in the case of the Corporate Guarantee of Corporate Guarantor A, in an amount not exceeding 60 per cent. of the then outstanding Indebtedness of the Borrower under the Loan Agreement and the other Security Documents; and

(b)	in the case of the Corporate Guarantee of Corporate Guarantor B, in relation to all obligations and liabilities of the Borrower under the Loan Agreement and the other Security Documents.

“Corporate Guarantor” means Corporate Guarantor A or Corporate Guarantor B.

“Corporate Guarantor A” means Pyxis Tankers Inc., a corporation listed on NASDAQ and incorporated in the Marshall Islands with its registered address at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands, MH96960;

“Corporate Guarantor B” means Konkar Shipping Agencies S.A., a corporation incorporated in the Republic of Panama, having its registered address at Calle Aquilino de la Guardia No. 8, Panama City, Republic of Panama and maintaining an office in Greece at 59, K. Karamanli, Maroussi 15125, Greece;

“Deed of Covenant” means, if applicable under the laws of the relevant Flag State, the deed of covenant collateral to the Mortgage and creating a security interest over the Vessel;

“Default” means any Event of Default or any event or circumstance which with the giving of notice or lapse of time or the satisfaction of any other condition (or any combination thereof) would constitute an Event of Default;

“Dollars” and “USD” mean the lawful currency of the USA and in respect of all payments to be made under any of the Security Documents means funds which are for same day settlement in the New York Clearing House Interbank Payments System (or such other US dollar funds as may at the relevant time be customary for the settlement of international banking transactions denominated in US dollars);

“Drawdown Date” means any date being a Banking Day falling during the Drawdown Period on which the Loan is made available;

“Drawdown Notice” means a notice substantially in the form of Schedule 1;

“Drawdown Period” means the period commencing on the Execution Date and ending on the earliest of (i) 30 September 2023 or such later date as the Lender may agree in its sole discretion and (ii) any date on which the Commitment is finally cancelled or fully drawn under the terms of this Agreement;

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“Earnings” means all moneys whatsoever from time to time due or payable to the Borrower during the Facility Period arising out of the use or operation of the Vessel including (but without limiting the generality of the foregoing) all freight, hire and passage moneys, income arising under pooling arrangements, compensation payable to the Borrower in event of requisition of the Vessel for hire, remuneration for salvage and towage services, demurrage and detention moneys, and damages for breach (or payments for variation or termination) of any charterparty or other contract (including any contract of affreightment) for the employment of the Vessel (including any proceeds under any loss of hire insurance);

“Earnings Account” means an interest bearing USD current account opened or (as the context may require) to be opened by the Borrower with the Lender and includes any sub-accounts thereof and any other account designated in writing by the Lender to be the Earnings Account for the purposes of this Agreement;

“Earnings Account Pledge” means a first priority pledge required to be executed hereunder between the Borrower and the Lender in respect of the Earnings Account in such form as the Lender may require;

“EIAPP Certificate” means the Engine International Air Pollution Prevention Certificate issued or to be issued pursuant to Annex VI of the International Convention for the Prevention of Pollution from Ships, MARPOL 73/78 (Regulations for the Prevention of Air Pollution from Ships) in relation to the Vessel;

“Encumbrance” means any mortgage, charge, pledge, lien, hypothecation, assignment, title retention having a similar effect, preferential right, option, trust arrangement or security interest or other encumbrance, security or arrangement conferring howsoever a priority of payment in respect of any obligation of any person;

“Environmental Affiliate” means any agent or employee of the Borrower, the Manager, Corporate Guarantor A or their Affiliates or any other person having a contractual relationship with the Borrower, the Manager or Corporate Guarantor A or their Affiliates in connection with the Vessel or any other Relevant Ship or its operation or the carriage of cargo and/or passengers thereon and/or the provision of goods and/or services on or from the Vessel or any other Relevant Ship;

“Environmental Approvals” means all authorisations, consents, licences, permits, exemptions or other approvals required under applicable Environmental Laws;

“Environmental Claim” means:

(a)	any claim by, or directive from, any applicable Government Entity alleging breach of, or non-compliance with, any Environmental Laws or Environmental Approvals or otherwise howsoever relating to or arising out of an Environmental Incident; or

(b)	any claim by any other third party howsoever relating to or arising out of an Environmental Incident, and “claim” means (i) a claim for damages, compensation, fines, penalties or any other payment of any kind which exceeds $600,000 (or the equivalent in any other currency) per incident or (ii) one or more claims for damages, compensation, fines, penalties or any other payment of any kind, which exceed $600,000 (or the equivalent in any other currency) per incident including in relation to clean-up and removal, whether or not similar to the foregoing; an order or direction to take, or not to take, certain action or to desist from or suspend certain action; and any form of enforcement or regulatory action, including the arrest or attachment of any asset;

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“Environmental Incident” means, regardless of cause, (i) any actual discharge or release of Environmentally Sensitive Material from the Vessel ; (ii) any incident in which Environmentally Sensitive Material is discharged or released from a vessel other than the Vessel which involves collision between the Vessel and such other vessel or some other incident of navigation or operation, in either case, where the Vessel , the Manager and/or the Borrower are actually at fault or otherwise howsoever liable (in whole or in part) or (iii) any incident in which Environmentally Sensitive Material is discharged or released from a vessel other than the Vessel and where the Vessel is actually or potentially liable to be arrested as a result and/or where the Manager and/or the Borrower are actually at fault or otherwise howsoever liable;

“Environmental Laws” means all laws, regulations, conventions and agreements whatsoever relating to pollution, human or wildlife well-being or protection of the environment (including, without limitation, the United States Oil Pollution Act of 1990 and any comparable laws of the individual States of the USA);

“Environmentally Sensitive Material” means oil, oil products or any other products or substance which are defined as polluting, toxic or hazardous under any applicable Environmental Law or any substance the release of which into the environment is howsoever prohibited or penalised by or pursuant to any applicable Environmental Law;

“EU Bail-In Legislation Schedule” means the document described as such and published by the Loan Market Association (or any successor person) from time to time;

“Event of Default” means any of the events or circumstances listed in clause 10.1 (Events);

“Execution Date” means the date on which this Agreement has been executed by both parties hereto;

“Extended Employment Contract” means, in respect of the Vessel and at any relevant time, any bareboat charterparty (irrespective of the duration of such charterparty) or any time charterparty or other contract of employment of the Vessel which has a remaining fixed tenor exceeding twelve (12) months without taking into account any optional extensions and any guarantee of the obligations of the charterer under such charter in respect of the Vessel, whether now existing or hereinafter entered or to be entered into by the Borrower or any person, firm or company on its behalf and a charterer, on terms and conditions acceptable to the Lender (and shall include any addenda thereto);

“Facility Period” means the period starting on the date of this Agreement and ending on such date as all obligations whatsoever of all of the Security Parties under or pursuant to the Security Documents whensoever arising, actual or contingent, have been irrevocably paid, performed and/or complied with;

“FATCA” means:

(a)	sections 1471 to 1474 of the Code or any associated regulations or other official guidance;

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(b)	any treaty, law, regulation or other official guidance enacted in any other jurisdiction, or relating to an intergovernmental agreement between the US and any other jurisdiction, which (in either case) facilitates the implementation of any law or regulation referred to in paragraph (a) above; or

(c)	any agreement pursuant to the implementation of any treaty, law or regulation paragraphs (a) or (b) above with the US Internal Revenue Service, the US government or any governmental or taxation authority in any other jurisdiction;

“FATCA Deduction” means a deduction or withholding from a payment under a Security Document required by FATCA;

“FATCA Exempt Party” means a party to a Security Document that is entitled to receive payments free from any FATCA Deduction;

“FATCA FFI” means a foreign financial institution as defined in section 1471(d)(4) of the Code which, if the Lender is not a FATCA Exempt Party, could be required to make a FATCA Deduction;

“Flag State” means the Republic of the Marshall Islands or any other country, which is acceptable to the Lender, on whose flag the Vessel is or is to be registered in the ownership of the Borrower;

“General Assignment” means, in respect of the Vessel, the deed of assignment of its earnings, insurances and requisition compensation executed or to be executed by the Borrower in favour of the Lender in such form as the Lender may require;

“Government Entity” means any national or local government body, tribunal, court or regulatory or other agency and any organisation of which such body, tribunal, court or agency is a part or to which it is subject;

“Group” means at any relevant time, the Borrower, the Corporate Guarantors and its direct or indirect Subsidiaries (including the Borrower) from time to time during the Security Period;

“Group Member” means any member of the Group;

“IAPP Certificate” means the International Air Pollution Prevention Certificate issued or to be issued pursuant to Annex VI of the International Convention for the Prevention of Pollution from Ships, MARPOL 73/78 (Regulations for the Prevention of Air Pollution from Ships) in relation to the Vessel;

“Indebtedness” means any obligation howsoever arising (whether present or future, actual or contingent, secured or unsecured as principal, surety or otherwise) for the payment or repayment of money;

“Initial Valuation Amount” means the Valuation Amount of the Vessel determined in accordance with the valuation in respect of that Vessel referred to in Schedule 2, Part 2, paragraph (o) and otherwise in accordance with clause 8.2.2 (Valuation of Vessel);

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“Insurances” means all policies and contracts of insurance (which expression includes all entries of the Vessel in a protection and indemnity or war risks association) which are from time to time during the Facility Period in place or taken out or entered into by or for the benefit of the Borrower (whether in the sole name of the Borrower, or in the joint names of the Borrower and the Lender however without the Lender being liable for payment of premiums, contributions or calls) in respect of the Vessel and her Earnings (provided that such loss of Earnings insurance is mutually agreed between the Borrower and the Lender, however without the Lender being liable for payment of premiums, contributions or calls) or otherwise howsoever in connection with the Vessel and all benefits thereof (including claims of whatsoever nature and return of premiums);

“Insurances Assignment” means, in respect of the Vessel, an assignment of its Insurances executed or to be executed by any co-assured (other than the Borrower and the Manager) in favour of the Lender in such form as the Lender may require and in the plural means all of them;

“Interest Payment Date” means the last day of an Interest Period and, if an Interest Period is longer than three (3) months, the date falling at the end of each successive period of three (3) months from the start of such Interest Period;

“Interest Period” means each period for the calculation of interest in respect of the Loan ascertained in accordance with clauses 3.2 (Selection of Interest Periods) and 3.3 (Determination of Interest Periods);

“Interpolated Term SOFR” means, in relation to the Loan or any part of the Loan, the rate (rounded to the same number of decimal places as Term SOFR) which results from interpolating on a linear basis between:

(a)	either:

(i)	the applicable Term SOFR (as of the Quotation Day) for the longest period (for which Term SOFR is available) which is less than the Interest Period of the Loan or that part of the Loan; or

(ii)	if no such Term SOFR is available for a period which is less than the Interest Period for that Loan, SOFR for the day which is two US Government Securities Business Days before the Quotation Day; and

(b)	the applicable Term SOFR (as of the Quotation Day) for the shortest period (for which Term SOFR is available) which exceeds the Interest Period of the Loan or that part of the Loan;

“ISM Code” means in relation to its application to the Borrower, the Vessel and its operation:

(a)	‘The International Management Code for the Safe Operation of Ships and for Pollution Prevention’, currently known or referred to as the ‘ISM Code’, adopted by the Assembly of the International Maritime Organisation by Resolution A.741(18) on 4 December 1993 and incorporated on 19 May 1994 into Chapter IX of the International Convention for Safety of Life at Sea 1974 (SOLAS 1974); and

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(b)	all further resolutions, circulars, codes, guidelines, regulations and recommendations which are now or in the future issued by or on behalf of the International Maritime Organisation or any other entity with responsibility for implementing the ISM Code, including, without limitation, the ‘Guidelines on implementation or administering of the International Safety Management (ISM) Code by Administrations’ produced by the International Maritime Organisation pursuant to Resolution A.788(19) adopted on 25 December 1995, as the same may be amended, supplemented or replaced from time to time;

“ISM Code Documentation” means, in relation to the Vessel, the document of compliance (DOC) and safety management certificate (SMC) issued by a Classification Society pursuant to the ISM Code in relation to the Vessel within the periods specified by the ISM Code;

“ISM SMS” means the safety management system which is required to be developed, implemented and maintained under the ISM Code;

“ISPS Code” means the International Ship and Port Security Code of the International Maritime Organisation and includes any amendments or extensions thereto and any regulations issued pursuant thereto;

“ISSC” means an International Ship Security Certificate issued in respect of the Vessel pursuant to the ISPS Code;

“Joint Venture Agreement” means the agreement made or to be made by and between the holders of all the shares in the Shareholder, in a form acceptable to the Lender;

“Lender” means Piraeus Bank S.A. having its registered office at 4 Amerikis Street, 105 64 Athens, Greece, acting through its branch at 170 Alexandras Ave., 115 21 Athens, Greece (fax no. +30 210 373 9783);

“Lightweight” means the lightweight tonnage of the Vessel as provided in (i) the Vessel’s capacity plan or (ii) at the Lender’s discretion the Vessel’s trim and stability booklet;

“Loan” means the aggregate principal amount in respect of the Loan Facility owing to the Lender under this Agreement at any relevant time and a “part of the Loan” means any part of the Loan as the context may require;

“Loan Facility” means the loan facility provided by the Lender on the terms and subject to the conditions of this Agreement in an amount not exceeding the Commitment;

“LTV” means the outstanding amount of the Loan at that time expressed as a percentage of the Valuation Amount;

“Management Agreement” means, in respect of the Vessel, the agreement between the Borrower and the Manager in a form approved by the Lender;

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“Manager” means:

(a)	Konkar Shipping Agencies S.A., a corporation incorporated in the Republic of Panama, having its registered address at Calle Aquilino de la Guardia No. 8, PO 0823-02435, Panama City, Republic of Panama and maintaining an office in Greece at 59, K. Karamanli, Maroussi 15125, Greece; or

(b)	any other commercial and/or technical manager appointed by the Borrower, with the prior written consent of the Lender, as the manager of the Vessel;

“Manager’s Undertaking” means, in respect of the Vessel, each of the undertakings and assignments of insurances required to be executed hereunder by the Manager in favour of the Lender in such form as the Lender may require;

“Margin” means 2.35% (two point thirty five per cent) per annum;

“Market Disruption Rate” means the Reference Rate;

“Material Adverse Effect” means, in the reasonable opinion of the Lender, a material adverse effect on (i) the validity, legality or enforceability of any Security Document or the rights and remedies of the Lender under any Security Document, (ii) the ability of the Borrower and/or any Security Party to perform or comply with any of its obligations under any Security Document as they fall due or (iii) the business, property, assets, liabilities, operations or financial condition of the Borrower and/or any other Security Party taken as a whole;

“Maturity Date” means the date falling 60 months after the Drawdown Date;

“Maximum Available Amount” means, an amount equal to the least of:

(c)	USD19,000,000;

(d)	67 per cent. of the Purchase Price; and

(e)	67 per cent. of the Initial Valuation Amount;

“MII & MAP Policy” means a mortgagee’s interest and (if required by the Lender) pollution risks insurance policy (including, but not limited to, additional perils (pollution) cover) in respect of the Vessel to be effected by the Lender on or before the Drawdown Date to cover the Vessel as the same may be renewed or replaced annually thereafter and maintained throughout the Facility Period through such brokers, with such underwriters and containing such coverage as may be acceptable to the Lender in its sole discretion, insuring a sum of at least one hundred and ten per cent (110%) of the aggregate of the Loan in respect of mortgagee’s interest insurance and one hundred and ten per cent (110%) of the aggregate of the Loan in respect of additional perils (pollution) cover;

“MOA” means the memorandum of agreement dated 4 July 2023 (as amended and/or supplemental from time to time) in respect of the Vessel made between the Seller as seller and Konkar Shipping Agencies S.A. for a company to be nominated and guaranteed by it, as buyer, in respect of the Vessel, as amended by the Addendum No.1 thereto dated 3 August 2023, whereby the Borrower was nominated as the buyer of the Vessel (and as the same may be further amended and/or supplemented from time to time);

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“Money Laundering” has the meaning given to it in Article 1 of the Directive (EU) 2015/849/EC of the European Parliament and of the Council of the European Union of 20 May 2015 (as it forms part of the domestic law of the United Kingdom by virtue of the Withdrawal Act);

“month” means a period beginning in one calendar month and ending in the next calendar month on the day numerically corresponding to the day of the calendar month on which it started, provided that (a) if the period started on the last Banking Day in a calendar month or if there is no such numerically corresponding day, it shall end on the last Banking Day in such next calendar month and (b) if such numerically corresponding day is not a Banking Day, the period shall end on the next following Banking Day in the same calendar month but if there is no the Banking Day it shall end on the preceding Banking Day and “months” and “monthly” shall be construed accordingly;

“Mortgage” means the first preferred Marshall Islands ship mortgage on the Vessel required to be executed hereunder by the Borrower, to be in such form as the Lender may require in its sole discretion;

“Operator” means any person who is from time to time during the Facility Period concerned in the operation of a Relevant Ship and falls within the definition of “Company” set out in rule 1.1.2 of the ISM Code;

“Permitted Encumbrance” means:

(a)	any Encumbrance in favour of the Lender created pursuant to the Security Documents and Permitted Liens;

(b)	any Encumbrance owing to a Manager, subject to the Borrower ensuring on or prior to incurring such Encumbrance, that the rights of the relevant creditor thereunder are fully subordinated to the rights of the Lender;

(c)	any Encumbrance incurred in the ordinary course of owning, operating, maintaining, repairing and trading the Vessel or for the purposes of complying with requirements of the Classification Society and/or with any regulatory requirements; and

(d)	any Encumbrance created in favour of a plaintiff or defendant in any action of the court or tribunal before whom such action is brought as security for costs and expenses where the Borrower is prosecuting or defending such action in good faith by appropriate steps;

“Permitted Indebtedness” means:

(a)	any Borrowed Money incurred under the Security Documents;

(b)	any shareholders’ loans, including any loans made by a Corporate Guarantor, which are unsecured and fully subordinated to all Borrowed Money incurred under the Security Documents in writing pursuant to a subordination agreement acceptable to the Lender;

(c)	any Borrowed Money owing to the Manager, subject to the Borrower ensuring on or prior to incurring such Borrowed Money that the rights of the Manager are fully subordinated to the rights of the Lender hereunder in writing pursuant to a subordination agreement acceptable to the Lender; and

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(d)	any Borrowed Money incurred in the ordinary course of owning, operating, maintaining, repairing and trading the Vessel or for the purposes of complying with requirements of the Classification Society and/or with any regulatory requirements;

“Permitted Liens” means any lien on the Vessel for master’s, officer’s or crew’s wages outstanding in the ordinary course of trading, liens for master’s disbursements incurred in the ordinary course of trading, any lien for salvage and any ship repairer’s or outfitter’s possessory lien for a sum not (except (i) with the prior written consent of the Lender, which consent shall not be unreasonably withheld and (ii) in case that person has first given to the Lender and in terms satisfactory to it a written undertaking not to exercise any lien on the Vessel or her Earnings for the cost of such work) exceeding the Casualty Amount any lien arising in the ordinary course of trading by statute or by operation of law in respect of obligations which are not overdue for more than 90 days or which are being contested in good faith by bona fide and appropriate proceedings , and liens securing liabilities for Taxes which are not overdue for payment or in respect of Taxes which are being contested in good faith by appropriate steps and against which adequate, freely-available reserves have been provided;

“Pertinent Jurisdiction” means any jurisdiction in which or where any Security Party is incorporated, resident, domiciled, has a permanent establishment or assets, carries on, or has a place of business or is otherwise howsoever effectively connected;

“Pledged Deposit” has the meaning given to it in clause 8.1.24 (Pledged Deposit);

“Proceedings” means any litigation, arbitration, legal action, provisional liquidation, voluntary liquidation or complaint or judicial, quasi-judicial or administrative proceedings whatsoever arising or instigated by anyone (private or governmental) in any court, tribunal, public office or other forum whatsoever and wheresoever (including, without limitation, any action for provisional or permanent attachment of any thing or for injunctive remedies or interim relief and any action instigated on an ex parte basis);

“Published Rate” means the Term SOFR for any Quoted Tenor or the SOFR;

“Published Rate Replacement Event” means, in relation to a Published Rate:

(a)	the methodology, formula or other means of determining that Published Rate has, in the opinion of the Lender and the Borrower, materially changed;

(b)	(i)

(A)	the administrator of that Published Rate or its supervisor publicly announces that such administrator is insolvent; or

(B)	information is published in any order, decree, notice, petition or filing, however described, or filed with a court, tribunal, exchange, regulatory authority or similar administrative, regulatory or judicial body which reasonably confirms that the administrator of that Published Rate is insolvent, provided that, in each case, at that time, there is no successor administrator to continue to provide that Published Rate;

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(ii)	the administrator of that Published Rate publicly announces that it has ceased or will cease, to provide that Published Rate permanently or indefinitely and, at that time, there is no successor administrator to continue to provide that Published Rate;

(iii)	the supervisor of the administrator of that Published Rate publicly announces that such Published Rate has been or will be permanently or indefinitely discontinued; or

(iv)	the administrator of that Published Rate or its supervisor announces that that Published Rate may no longer be used; or

(c)	in the opinion of the Lender and the Borrower, that Published Rate is otherwise no longer appropriate for the purposes of calculating interest under this Agreement;

“Purchase Price” means the “Purchase Price” of the Vessel as defined in the MOA;

“Quotation Day” means, in relation to any period for which an interest rate is to be determined, the date falling two (2) US Government Securities Business Days before the first day of that period (unless market practice differs in the relevant loan market, in which case the Quotation Day will be determined by the Lender in accordance with that market practice (and if quotations would normally be given on more than one day, the Quotation Day will be the last of those days);

“Quoted Tenor” means, in relation to Term SOFR, any period for which that rate is customarily displayed on the relevant page or screen of an information service;

“Reference Rate” means, in relation to the Loan or any part of the Loan:

(a)	the applicable Term SOFR as of the Quotation Day and for a period equal in length to the Interest Period of the Loan or that part of the Loan; or

(b)	as otherwise determined pursuant to Clause 3.5 (Unavailability of Term SOFR), and if, in either case, that rate is less than zero, the Reference Rate shall be deemed to be zero;

“Registry” means the office of the registrar, commissioner or representative of the Flag State, who is duly empowered to register the Vessel, the Borrower’s title thereto and the Mortgage under the laws and flag of the Flag State;

“Relevant Nominating Body” means any applicable central bank, regulator or other supervisory authority or a group of them, or any working group or committee sponsored or chaired by, or constituted at the request of, any of them or the Financial Stability Board;

“Relevant Ship” means the Vessel and any other ship from time to time (whether before or after the date of this Agreement) owned, managed or crewed by any Environmental Affiliate of the Borrower;

“Repayment Date” means the date on which any instalment of the Loan is repayable under the provisions of clause 4.1.1;

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“Repayment Instalment” means each of the repayment instalments (including the Balloon Instalment) in respect of the Loan falling due under and in accordance with clause 4.1.1, as the same may be reduced in accordance with this Agreement;

“Replacement Reference Rate” means a reference rate which is:

(a)	formally designated, nominated or recommended as the replacement for a Published Rate by:

(i)	the administrator of that Published Rate (provided that the market or economic reality that such reference rate measures is the same as that measured by that Published Rate); or

(ii)	any Relevant Nominating Body, and if replacements have, at the relevant time, been formally designated, nominated or recommended under both paragraphs, the “Replacement Reference Rate” will be the replacement under Paragraph (ii) above; or

(b)	if Paragraph (a) does not apply, in the opinion of the Lender and the Borrower, generally accepted in the international or any relevant domestic syndicated loan markets as the appropriate successor to a Published Rate; or

(c)	if Paragraphs (a) and (b) do not apply, in the opinion of the Lender and the Borrower, an appropriate successor to a Published Rate;

“Required Authorisation” means any authorisation, consent, declaration, licence, permit, exemption, approval or other document, whether imposed by or arising in connection with any law, regulation, custom, contract, security or otherwise howsoever which must be obtained at any time from any person, Government Entity, central bank or other self-regulating or supra-national authority in order to enable the Borrower lawfully to borrow the Loan (or any part thereof) and/or to enable any Security Party lawfully and continuously to continue its corporate existence and/or perform all its obligations whatsoever whensoever arising and/or grant security under the relevant Security Documents and/or to ensure the continuous validity and enforceability thereof;

“Required Security Amount” means the amount in USD (as certified by the Lender) which is at any relevant time one hundred and thirty per cent (130%) of the Loan;

“Requisition Compensation” means all moneys or other compensation from time to time payable during the Facility Period by reason of Compulsory Acquisition of the Vessel;

“Resolution Authority” means any body which has authority to exercise any Write-down and Conversion Powers;

“Restricted Person” means a person that is:

(a)	listed on, or directly or indirectly owned or controlled (as such terms are defined by the relevant Sanctions Authority) by a person listed on, any Sanctions List;

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(b)	located in, incorporated under the laws of, or owned or controlled by, or acting on behalf of, a person located in or organised under the laws of, a country or territory that is the subject of country or territory -wide Sanctions (“Sanctions Restricted Jurisdiction”); or

(c)	otherwise the subject of Sanctions;

“Safekeeping Securities Account” means the account opened or to be opened by the Lender with the Shipping Branch located at 137-139 Filonos Street, Piraeus, Greece Lending Office for the safekeeping of the shares held by the Lender in the issued share capital of the Borrower and which shall be pledged in favour of the Lender pursuant to the Shares Pledge;

“Sanctions” means any economic, financial or trade sanctions laws, regulations, embargoes or restrictive measures administered, enacted or enforced by:

(a)	the United States government;

(b)	the United Nations;

(c)	the European Union or any of its Member States;

(d)	the United Kingdom;

(e)	any country to which any Security Party or any other member of the Group or any affiliate of any of them is bound; or

(f)	the respective governmental institutions and agencies of any of the foregoing, including without limitation, the Office of Foreign Assets Control of the US Department of Treasury (“OFAC”), the United States Department of State, and His Majesty’s Treasury (“HMT”) (together “Sanctions Authorities” and each, a “Sanctions Authority”);

“Sanctions List” means the “Specially Designated Nationals and Blocked Persons” list issued by OFAC, the “Consolidated List of Financial Sanctions Targets in the UK” issued by HMT, or any similar list issued or maintained or made public by any of the Sanctions Authorities;

“Security Documents” means this Agreement, the Mortgage, any Deed of Covenant, the Corporate Guarantees, the General Assignment, any Charter Assignment, the Earnings Account Pledge, the Shares Pledges, the Manager’s Undertaking, any Insurance Assignment, any Tripartite Deed and any other documents as may have been or shall from time to time after the date of this Agreement be executed to guarantee and/or to govern and/or secure all or any part of the Loan, interest thereon and other moneys from time to time owing by the Borrower pursuant to this Agreement (whether or not any such document also secures moneys from time to time owing pursuant to any other document or agreement);

“Security Party” means the Borrower, the Corporate Guarantors, the Shareholder, the Manager or any other person who may at any time be a party to any of the Security Documents (other than any charterer of the Vessel and the Lender);

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“Security Value” means the amount in USD (as certified by the Lender) which is, at any relevant time, the aggregate of:

(a)	the Valuation Amount of the Vessel;

(b)	the market value of any additional security for the time being actually provided to the Lender pursuant to clause 8.2.1(b); and

(c)	any part of the Pledged Deposit standing to the credit of the Earnings Account (or any other account of the Borrower as approved and designated by the Lender) at that time;

“Seller” means Pulas Shipping Pte. Ltd. of Singapore;

“Shareholder” means the person notified by the Borrower to the Lender on or prior to the date of this Agreement, and approved by the Lender, as being the legal and beneficial owner of all the shares in the Borrower;

“Shares Pledge” means the pledge of the shares of and in the Borrower to be executed by the Shareholder in favour of the Lender, to be in such form as the Lender may require in its sole discretion;

“Ship Security Documents” means the Mortgage, any Deed of Covenant, the General Assignment, any Charter Assignment, any Tripartite Deed, the Manager’s Undertaking and any Insurance Assignment;

“SOFR” means the secured overnight financing rate (SOFR) administered by the Federal Reserve Bank of New York (or any other person which takes over the administration of that rate) published (before any correction, recalculation or republication by the administrator) by the Federal Reserve Bank of New York (or any other person which takes over the publication of that rate);

“Subsidiary” of a person means any company or entity directly or indirectly controlled by such person, and for this purpose “control” means either the ownership of more than fifty per cent (50%) of the shares carrying a right to vote (or equivalent rights of ownership) of such company or entity or the power to direct its policies and management, whether by contract or otherwise;

“Taxes” includes all present and future income, corporation, capital or value-added taxes and all stamp and other taxes and levies, imposts, deductions, duties, charges and withholdings whatsoever together with interest thereon and penalties in respect thereto, if any, and charges, fees or other amounts made on or in respect thereof (and “Taxation” shall be construed accordingly);

“Term SOFR” means the term SOFR reference rate administered by CME Group Benchmark Administration Limited (or any other person which takes over the administration of that rate) for the relevant period published (before any correction, recalculation or republication by the administrator) by CME Group Benchmark Administration Limited (or any other person which takes over the publication of that rate);

“Total Loss” means, in relation to the Vessel:

(a)	the actual, constructive, compromised or arranged total loss of the Vessel; or

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(b)	the Compulsory Acquisition of the Vessel, unless it is within thirty (30) days from the date of such occurrence redelivered to the full control of the Borrower; or

(c)	the condemnation, capture, seizure, confiscation, arrest or detention of the Vessel (other than where the same amounts to the Compulsory Acquisition of the Vessel) by any Government Entity, or by persons acting on behalf of any Government Entity, unless the Vessel be released and restored to the Borrower from such condemnation, capture, seizure, confiscation arrest or detention or within one hundred twenty (120) days after the occurrence thereof; or

(d)	any hijacking, theft, condemnation, capture, seizure, arrest, detention or confiscation of the Vessel by pirates, hijackers, terrorists or similar person, unless the Vessel be released and restored to the Borrower within one hundred eighty (180) days after such incident;

“Tripartite Deed” means, if the Vessel is subject to a bareboat charter, a deed containing (inter alia) an assignment of the relevant charterer’s interest in the insurances of the Vessel, required to be executed by the Borrower and the relevant charterer in favour of the Lender in such form as the Lender may require in its sole discretion and the relevant charterer may agree;

“UK Bail-In Legislation” means Part I of the United Kingdom Banking Act 2009 and any other law or regulation applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (otherwise than through liquidation, administration or other insolvency proceedings).

“Underlying Documents” means, together, the MOA, any Extended Employment Contract, the Management Agreement and the Joint Venture Agreement;

“Unlawfulness” means any event or circumstance which is the subject of a notification by the Lender to the Borrower under clause 12.1 (Unlawfulness);

“Unpaid Sum” means any sum due and payable but unpaid by a Security Party under the Security Documents;

“USA” means the United States of America;

“US Government Securities Business Day” means any day other than:

(a)	a Saturday or a Sunday; and

(b)	a day on which the Securities Industry and Financial Markets Association (or any successor organisation) recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in US Government securities;

“US Tax Obligor” means:

(a)	the Borrower if it is resident for tax purposes in the USA; or

(b)	a Security Party some or all of whose payments under the Security Documents are from sources within the USA for US federal income tax purposes;

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“Valentis Family” means:

(a)	all the lineal descendants in direct line of Mr. Valentios Valentis;

(b)	a husband and wife or former husband or wife or widower or widow of any of the above persons (including for the avoidance of doubt Mr. Valentios Valentis); and

(c)	each company (other than a member of the Group) legally or beneficially owned or (as the case may be) controlled by one or more of the persons or entities which would fall within paragraphs (a) to (b) above, and “member of the Valentis Family” means any one of them;

“Valuation Amount” means the value of the Vessel most recently determined under clause 8.2.2 (Valuation of Vessel);

“Vessel” means the 2016-built bulk carrier of 63,520 dwt named “IKAN PULAS” with IMO number 9774355 registered in the name of the Seller under the Singapore flag and which is to be acquired by the Borrower pursuant to the MOA and be registered in the ownership of the Borrower under the Marshall Islands flag with the name “KONKAR ORMI”;

“Withdrawal Act” means the European Union (Withdrawal) Act 2018; and

“Write-down and Conversion Powers” means:

(a)	in relation to any Bail-In Legislation described in the EU Bail-In Legislation Schedule from time to time, the powers described as such in relation to that Bail-In Legislation in the EU Bail-In Legislation Schedule;

(b)	in relation to any other applicable Bail-In Legislation (other than the UK Bail-In Legislation):

(i)	any powers under that Bail-In Legislation to cancel, transfer or dilute shares issued by a person that is a bank or investment firm or other financial institution or affiliate of a bank, investment firm or other financial institution, to cancel, reduce, modify or change the form of a liability of such a person or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers; and

(ii)	any similar or analogous powers under that Bail-In Legislation; and

(c)	in relation to the UK Bail-In Legislation, any powers under that UK Bail-In Legislation to cancel, transfer or dilute shares issued by a person that is a bank or investment firm or other financial institution or affiliate of a bank, investment firm or other financial institution, to cancel, reduce, modify or change the form of a liability of such a person or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that UK Bail-In Legislation that are related to or ancillary to any of those powers.

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1.3	Construction

In this Agreement, unless the context otherwise requires:

1.3.1	references to the Lender’s “cost of funds” in relation to the Loan or any part of the Loan is a reference to the average cost (determined either on an actual or a notional basis) which the Lender would incur if it were to fund, from whatever source(s) it may reasonably select, an amount equal to the amount of the Loan or that part of the Loan for a period equal in length to the Interest Period of the Loan or that part of the Loan;

1.3.2	clause headings and the index are inserted for convenience of reference only and shall be ignored in the construction of this Agreement;

1.3.3	references to clauses and schedules are to be construed as references to clauses of, and schedules to, this Agreement and references to this Agreement include its schedules and any supplemental agreements executed pursuant hereto;

1.3.4	references to (or to any specified provision of) this Agreement or any other document shall be construed as references to this Agreement, that provision or that document as in force for the time being and as duly amended and/or supplemented and/or novated;

1.3.5	references to a “regulation” include any present or future regulation, rule, directive, requirement, request or guideline (whether or not having the force of law) of any Government Entity, central bank or any self-regulatory or other supra-national authority;

1.3.6	references to any person in or party to this Agreement shall include reference to such person’s lawful successors and assigns and references to the Lender shall also include a Transferee Lender;

1.3.7	words importing the plural shall include the singular and vice versa;

1.3.8	references to a time of day are, unless otherwise stated, to Athens time;

1.3.9	references to a person shall be construed as references to an individual, firm, company, corporation or unincorporated body of persons or any Government Entity;

1.3.10	references to a “guarantee” include references to an indemnity or any other kind of assurance whatsoever (including, without limitation, any kind of negotiable instrument, bill or note) against financial loss or other liability including, without limitation, an obligation to purchase assets or services as a consequence of a default by any other person to pay any Indebtedness and “guaranteed” shall be construed accordingly;

1.3.11	references to any statute or other legislative provision are to be construed as references to any such statute or other legislative provision as the same may be re-enacted or modified or substituted by any subsequent statute or legislative provision (whether before or after the date hereof) and shall include any regulations, orders, instruments or other subordinate legislation issued or made under such statute or legislative provision;

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1.3.12	a certificate by the Lender as to any amount due or calculation made or any matter whatsoever determined in connection with this Agreement shall be conclusive and binding on the Borrower except for manifest error;

1.3.13	if any document, term or other matter or thing is required to be approved, agreed or consented to by the Lender such approval, agreement or consent must be obtained in writing unless the contrary is stated;

1.3.14	time shall be of the essence in respect of all obligations whatsoever of the Borrower under this Agreement, howsoever and whensoever arising;

1.3.15	the words “other” and “otherwise” shall not be construed eiusdem generis with any foregoing words where a wider construction is possible; and

1.3.16	a Default or an Event of Default is “continuing” if that Default or Event of Default, respectively, has not been remedied or waived.

1.4	References to currencies

Currencies are referred to in this Agreement by the three letter currency codes (ISO 4217) allocated to them by the International Organisation for Standardisation.

1.5	Contracts (Rights of Third Parties Act) 1999

Except for clause 18 (Jurisdiction), no part of this Agreement shall be enforceable under the Contracts (Rights of Third Parties) Act 1999 by a person who is not a party to this Agreement.

2	The Commitment and cancellation

2.1	Agreement to lend

The Lender, relying upon each of the representations and warranties in clause 7 (Representations and warranties), agrees to make available to the Borrower upon and subject to the terms of this Agreement, the Loan Facility in a single advance for the purposes specified in Clause 1.1 (Purpose).

2.2	Drawdown

2.2.1	Subject to the terms and conditions of this Agreement, the Commitment shall be made available to the Borrower following receipt by the Lender from the Borrower of a Drawdown Notice not later than 11:30 a.m. on the second Banking Day (or such shorter period as may be agreed by the Lender) before the date, which shall be a Banking Day falling within the Drawdown Period, on which the Borrower proposes the Loan is made available.

2.2.2	The Drawdown Notice shall be effective on actual receipt by the Lender and, once given, shall, subject as provided in clause 3.6 (Market disruption), be irrevocable (unless otherwise agreed by the Lender in its sole discretion).

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2.3	Limitation and application of the Loan

2.3.1	The amount of the Loan shall not exceed the amount of the Commitment.

2.3.2	The principal amount specified in the Drawdown Notice for borrowing on the Drawdown Date shall, subject to the terms of this Agreement, not exceed the applicable Maximum Available Amount.

2.3.3	The Loan shall be paid forthwith upon drawdown to such account with the Lender as the Borrower shall stipulate in the Drawdown Notice.

2.3.4	The Lender (at its sole discretion) may, at the Borrower’s request, agree to preposition on the relevant Drawdown Date the amount of the Loan, notwithstanding that all the requirements specified in Part 2 of schedule 2 will have not been satisfied at the relevant time, by making payment of such amount to such account of the Seller’s Bank in suspense status or any escrow agent as the Borrower shall stipulate in the Drawdown Notice on terms that such amounts shall be held to the order of the Lender until such time as the Lender confirms in writing that it may be released.

2.4	Availability

The Borrower acknowledges that payment of the Loan to the account referred to in clause 2.3.3 shall satisfy the obligation of the Lender to lend the Loan to the Borrower under this Agreement.

2.5	Cancellation in changed circumstances

2.5.1	The Borrower may at any time during the Facility Period by notice to the Lender (effective only on actual receipt) cancel with effect from a date not less than five (5) Banking Days after receipt by the Lender of such notice, all or part of the undrawn Commitment.

2.5.2	The Borrower may also at any time during the Facility Period by notice to the Lender (effective only on actual receipt) prepay and/or cancel with effect from a date not less than five (5) Banking Days after receipt by the Lender of such notice, the whole but not part only, but without prejudice to the Borrower’s obligations under clauses 3.5 (Unavailability of Term SOFR), 3.6 (Market disruption), 6.6 (Grossing-up for Taxes – by the Borrower) and 12 (Unlawfulness, increased costs and bail-in), of the Commitment (if any). Upon any notice of such prepayment and/or cancellation being given, the Commitment shall be reduced to zero, the Borrower shall be obliged to prepay the Loan and the Lender’s related costs (including but not limited to any Break Costs) on such date and the Lender shall be under no obligation to make available the Loan.

2.6	Use of proceeds

2.6.1	Without prejudice to the Borrower’s obligations under clause 8.1.4 (Use of proceeds), the Lender shall not have any responsibility for the application of the proceeds of the Loan or any part thereof by the Borrower.

2.6.2	It is prohibited to use any part of the proceeds of the Loan for the purposes of acquiring shares in the share capital of the Lender or other banks and/or financial institutions or acquiring hybrid capital debentures (τίτλους υβριδικών κεφαλαίων) of the Lender or other banks and/or financial institutions.

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3	Interest and Interest Periods

3.1	Normal interest rate

The Borrower must pay interest on the Loan in respect of each Interest Period on each Interest Payment Date at the rate per annum determined by the Lender to be the aggregate of (a) the Margin and (b) the Reference Rate for such period.

3.2	Selection of Interest Periods

Subject to clause 3.3 (Determination of Interest Periods), the Borrower may by notice received by the Lender not later than 11:00 a.m. (Athens time) on the second Banking Day before the beginning of each Interest Period specify whether such Interest Period shall have a duration of one (1), three (3) or six (6) months or such other period as the Borrower may select and the Lender may agree.

3.3	Determination of Interest Periods

Subject to clause 3.3.1 every Interest Period shall be of the duration specified by the Borrower pursuant to clause 3.2 (Selection of Interest Periods) but so that:

3.3.1	the first Interest Period in respect of the Loan shall start on the date the Loan is drawn and each subsequent Interest Period shall start upon the expiry of the immediately preceding Interest Period;

3.3.2	if any Interest Period would otherwise overrun a Repayment Date, then, in the case of the last Interest Period, such Interest Period shall end on the Maturity Date, and in the case of any other Interest Period, the Loan shall be divided into parts so that there is one part in the amount of the Repayment Instalment due on such Repayment Date and having an Interest Period ending on the relevant Repayment Date and another part in the amount of the balance of the Loan having an Interest Period ascertained in accordance with Clause 3.2 (Selection of Interest Periods) and the other provisions of this clause 3.3 (Determination of Interest Periods); and

3.3.3	if the Borrower fails to specify the duration of an Interest Period in accordance with the provisions of clause 3.2 (Selection of Interest Periods) and this clause 3.3 (Determination of Interest Periods), such Interest Period shall have a duration of three (3) months or such other period as shall comply with this clause 3.3 (Determination of Interest Periods).

3.4	Default interest

3.4.1	If the Borrower fails to pay any sum (including, without limitation, any sum payable pursuant to this clause 3.4 (Default Interest) on its due date for payment under any of the Security Documents, the Borrower must pay interest on such sum on demand from the due date up to the date of actual payment (as well after as before judgment) at a rate determined by the Lender pursuant to this clause 3.4 (Default Interest).

3.4.2	The period starting on such due date and ending on such date of payment shall be divided into successive periods selected by the Lender each of which (other than the first, which shall start on such due date) shall start on the last day of the preceding such period.

3.4.3	The rate of interest applicable to each such period shall be the aggregate (as determined by the Lender) of (a) two per cent (2%) per annum, (b) the Margin and (c) the Reference Rate for such periods.

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3.4.4	Such interest shall be due and payable on demand, or, if no demand is made, then on the last day of each such period as determined by the Lender and on the day on which all amounts in respect of which interest is being paid under this clause are paid, and each such day shall, for the purposes of this Agreement, be treated as an Interest Payment Date, provided that if such unpaid sum is an amount of principal which became due and payable by reason of a declaration by the Lender under clause 10.2.2 or a prepayment pursuant to clauses 4.3 (Mandatory Prepayment on Total Loss), 4.4 (Mandatory prepayment on sale of the Vessel), 1.1.1(a) (Security shortfall) or 12.1 (Unlawfulness), on a date other than an Interest Payment Date relating thereto, the first such period selected by the Lender shall be of a duration equal to the period between the due date of such principal sum and such Interest Payment Date and interest shall be payable on such principal sum during such period at a rate of two per cent (2%) above the rate applicable thereto immediately before it shall have become so due and payable.

3.4.5	If, for the reasons specified in clause 3.5 (Unavailability of Term SOFR) the Lender is unable to determine a rate in accordance with the foregoing provisions of this clause 3.4 (Default Interest), interest on any sum not paid on its due date for payment shall be calculated at a rate determined by the Lender to be two per cent (2%) per annum above the aggregate of the Margin and the cost of funds to the Lender may be compounded every six (6) months or at such longer intervals as the Lender selects and shall be payable on demand.

3.5	Unavailability of Term SOFR

3.5.1	Interpolated Term SOFR: If no Term SOFR is available for an Interest Period for the Loan or any part of the Loan, the applicable Reference Rate shall be the Interpolated Term SOFR for a period equal in length to the Interest Period of the Loan or that part of the Loan.

3.5.2	Cost of funds: If clause 3.5.1 (Interpolated Term SOFR) applies but it is not possible to calculate the Interpolated Term SOFR, there shall be no Reference Rate for the Loan or that part of the Loan (as applicable) and clause 3.7 (Cost of funds) shall apply to the Loan or that part of the Loan for that Interest Period.

3.6	Market disruption

If before close of business in Athens on the Quotation Day for the relevant Interest Period the Lender determines that its cost of funds relating to the Loan or any part of the Loan would be in excess of the Market Disruption Rate, then clause 3.7 (Cost of funds) shall apply to the Loan or that part of the Loan (as applicable) for the relevant Interest Period.

3.7	Cost of funds

3.7.1	If this clause 3.7 (Cost of funds) applies, the rate of interest on the Loan or the relevant part of the Loan for the relevant Interest Period shall be the percentage rate per annum which is the sum of:

(i)	the Margin; and

(ii)	the rate notified to the Borrower by the Lender as soon as practicable and in any event before interest is due to be paid in respect of that Interest Period to be that which expresses as a percentage rate per annum its cost of funds relating to the Loan or that part of the Loan.

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3.7.2	If this clause 3.7 (Cost of funds) applies and the Lender or the Borrower so require, the Lender and the Borrower shall enter into negotiations (for a period of not more than 30 days) with a view to agreeing a substitute basis for determining the rate of interest or (as the case may be) an alternative basis for funding.

3.7.3	Subject to clause 3.11 (Changes to reference rates), any substitute or alternative basis agreed pursuant to clause 3.7.2 shall be binding on all parties hereto.

3.7.4	If any rate notified by the Lender under clause 3.7.1(b) is less than zero, the relevant rate shall be deemed to be zero.

3.7.5	If this clause 3.7 (Cost of funds) applies, the Lender shall, as soon as practicable, notify the Borrower.

3.8	Notice of prepayment

If the Borrower does not agree with an interest rate set by the Lender under clause 3.7 (Cost of funds), the Borrower may give the Lender not less than 5 Banking Days’ notice of its intention to prepay the Loan at the end of the interest period set by the Lender.

3.9	Prepayment; termination of Commitment

A notice under clause 3.8 (Notice of prepayment) shall be irrevocable; and on the last Banking Day of the interest period set by the Lender the Borrower shall prepay (without any prepayment fee under clause 4.7 or any premium or penalty) the Loan, together with accrued interest thereon at the applicable rate plus the Margin and the balance of all other amounts payable under this Agreement and the other Security Documents or, if the Commitment has not been advanced, the Commitment shall be reduced to zero and the Loan shall not be made to the Borrower under this Agreement thereafter.

3.10	Application of prepayment

The provisions of clause 4 (Repayment and prepayment) shall apply in relation to the prepayment made hereunder, except for the provisions of clause 4.7 .

3.11	Changes to reference rates

If a Published Rate Replacement Event has occurred in relation to any Published Rate for dollars, any amendment or waiver which relates to:

(i)	providing for the use of a Replacement Reference Rate in place of that Published Rate; and

(ii)

(i)	aligning any provision of any Security Document to the use of that Replacement Reference Rate;

(ii)	enabling that Replacement Reference Rate to be used for the calculation of interest under this Agreement (including, without limitation, any consequential changes required to enable that Replacement Reference Rate to be used for the purposes of this Agreement);

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(iii)	implementing market conventions applicable to that Replacement Reference Rate;

(iv)	providing for appropriate fallback (and market disruption) provisions for that Replacement Reference Rate; or

(v)	adjusting the pricing to reduce or eliminate, to the extent reasonably practicable, any transfer of economic value from one party hereto to another as a result of the application of that Replacement Reference Rate (and if any adjustment or method for calculating any adjustment has been formally designated, nominated or recommended by the Relevant Nominating Body, the adjustment shall be determined on the basis of that designation, nomination or recommendation), may be made with the consent of the Lender and the Borrower.

4	Repayment and prepayment

4.1	Repayment

4.1.1	Subject to any obligation to pay earlier under this Agreement, the Borrower must repay the Loan by:

(i)	twenty (20) consecutive quarterly instalments, each in the following amounts:

(i)	the first four (4) instalments in the amount of USD400,000 each; and

(ii)	the subsequent sixteen (16) instalments in the amount of USD300,000 each; and

(ii)	a balloon instalment (the “Balloon Instalment”) in the amount of USD 12,600,000, the first such Repayment Instalment falling due 3 months after the Drawdown Date and each subsequent Repayment Instalment falling due at quarterly intervals thereafter, with the final Repayment Instalment and the Balloon Instalment falling due on the Maturity Date.

4.1.2	If less than the full amount of the Loan is drawn down, then each of the said Repayment Instalments (including the Balloon Instalment) shall be reduced pro rata by the amount of such undrawn amount.

4.1.3	The Borrower shall on the Maturity Date also pay to the Lender all other amounts in respect of interest or otherwise then due and payable under this Agreement and the other Security Documents.

4.2	Voluntary prepayment

Subject to clauses 4.3 (Mandatory Prepayment on Total Loss), 4.4 (Mandatory prepayment on sale of the Vessel), 4.5 (Mandatory prepayment on failure to acquire the Vessel) 4.6 (Amounts payable on prepayment) and 4.8 (Notice of prepayment; reduction of Repayment Instalments), the Borrower may, subject to having given 15 days’ prior written notice thereof to the Lender, prepay any specified amount (such part being in an amount of one hundred thousand Dollars (USD100,000) or any higher sum which is an integral multiple of such amount) of the Loan on any relevant Interest Payment Date without premium or penalty (but in case of voluntary full prepayment of the Loan under this clause, always subject to Clause 4.7 (Prepayment Fee)).

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4.3	Mandatory Prepayment on Total Loss

4.3.1	On the date falling one hundred and eighty (180) days after that on which the Vessel became a Total Loss or, if earlier, on the date upon which the relevant insurance proceeds are, or Requisition Compensation is, received by the Borrower (or the Lender pursuant to the Security Documents) the Borrower must prepay the Loan in full.

4.3.2	Interpretation.

For the purpose of this Agreement, a Total Loss shall be deemed to have occurred:

(i)	in the case of an actual total loss of the Vessel, on the actual date and at the time the Vessel was lost or, if such date is not known, on the date on which the Vessel was last reported;

(ii)	in the case of a constructive total loss of the Vessel, upon the date and at the time notice of abandonment of the Vessel is given to the then insurers of the Vessel (provided a claim for total loss is admitted by such insurers) or, if such insurers do not immediately admit such a claim, at the date and at the time at which either a total loss is subsequently admitted by such insurers or a total loss is subsequently adjudged by a competent court of law or arbitration tribunal to have occurred;

(iii)	in the case of a compromised or arranged total loss of the Vessel, on the date upon which a binding agreement as to such compromised or arranged total loss has been entered into by the then insurers of the Vessel;

(iv)	in the case of Compulsory Acquisition, upon the expiry of the period of thirty (30) days after the occurrence thereof;

(v)	in the case of condemnation, capture, seizure, confiscation, arrest or detention of the Vessel (other than where the same amounts to the Compulsory Acquisition of the Vessel) by any Government Entity, or by persons acting on behalf of any Government Entity, which deprives the Borrower of the use of the Vessel for more than one hundred twenty (120) days, upon the expiry of the period of one hundred twenty (120) days after the date upon which the relevant, condemnation, capture, seizure or confiscation, arrest or detention occurred; and

(vi)	in the case of hijacking, , theft, condemnation, capture, seizure, arrest, detention or confiscation of the Vessel by pirates, hijackers, terrorists or similar person, which deprives the Borrower of the use of the Vessel for more than one hundred eighty (180) days, upon the expiry of the period of 180 days after the occurrence thereof.

4.4	Mandatory prepayment on sale of the Vessel

On the date of completion of the sale of the Vessel, the Borrower must prepay the Loan in full.

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4.5	Mandatory prepayment on failure to acquire the Vessel

In the event of:

(i)	the Lender prepositioning the Loan or any part thereof with the Seller’s bank or an escrow agent in advance of the delivery of the Vessel to the Borrower under SWIFT MT199 release instructions or an escrow agreement; and

(ii)	funds representing the Loan or any part thereof being returned by the Seller’s bank to the Earnings Account in accordance with the said SWIFT MT199 release instructions or equivalent; or

(iii)	funds representing the Loan or any part thereof which should be returned by the Seller’s bank or the escrow agent to the Earnings Account in accordance with the said SWIFT MT199 release instructions or equivalent (the “Returnable Funds”) are not being so returned, the Borrower shall prepay the Loan or the part thereof so returned on the day such funds are received in the Earnings Account or by an amount equivalent to the Returnable Funds, as the case may be, and, in this regard, the Borrower hereby provides the Lender with unconditional and irrevocable authority to apply such funds to prepayment of the Loan or any part thereof pursuant to this clause without further instructions to the Lender from its part.

4.6	Amounts payable on prepayment

Any prepayment of all or part of the Loan under this Agreement shall be made together with:

(i)	accrued interest on the amount to be prepaid to the date of such prepayment;

(ii)	any additional amount payable under clauses 3.6 (Market disruption), 6.6 (Grossing-up for Taxes – by the Borrower) or 12.2 (Increased costs); and

(iii)	all other sums payable by the Borrower to the Lender under this Agreement or any of the other Security Documents including, without limitation any Break Costs.

4.7	Prepayment Fee

If the Borrower makes a voluntary prepayment, as referred to in clause 4.2, of the Loan in full using Borrowed Money borrowed fully or partially from a bank or financial institution or any third party other than the Lender prior to the second anniversary of the Drawdown Date (other than, for the avoidance of doubt, any prepayment made through a sale and lease back of the Vessel (which shall not constitute a refinancing), as well as any prepayment made through equity and equity linked financing), the Borrower must pay to the Lender a prepayment fee equal to zero point fifty per cent. (0.50%) of the amount prepaid on the date of such prepayment.

4.8	Notice of prepayment; reduction of Repayment Instalments

4.8.1	Every notice of prepayment shall be effective only on actual receipt by the Lender, shall be irrevocable, shall specify the amount to be prepaid and shall oblige the Borrower to make such prepayment on the date specified.

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4.8.2	Any amount prepaid pursuant to clause 4.2 (Voluntary prepayment) shall be applied against each Repayment Instalment (including the Balloon Instalment) pro rata.

4.8.3	The Borrower may not prepay the Loan or any part thereof except as expressly provided in this Agreement.

4.8.4	No amount repaid or prepaid may be re-borrowed.

5	Fees and expenses

5.1	Transaction fee

The Borrower agrees to pay to the Lender on the Drawdown Date a non-refundable transaction fee equal to zero point six per cent (0.60%) of the amount of the Loan which is made available on the Drawdown Date.

5.2	Expenses

The Borrower agrees to reimburse the Lender on a full indemnity basis on demand all expenses and/or disbursements whatsoever (including without limitation documented reasonable legal, printing, travel and out of pocket expenses) certified by the Lender as having been incurred by them from time to time:

5.2.1	in connection with the negotiation, preparation, execution and, where relevant, registration of the Security Documents and of any contemplated or actual amendment, or indulgence or the granting of any waiver or consent howsoever in connection with, any of the Security Documents (including documented reasonable legal fees and any reasonable travel expenses) (but excluding any such expense incurred in connection with the transfer, assignment or sub-participation of any of the rights and/or obligations of the Lender under the Security Documents);

5.2.2	in contemplation or furtherance of, or otherwise howsoever in connection with, the exercise or enforcement of, or preservation of any rights, powers, remedies or discretions under any of the Security Documents, or in consideration of the Lender’s rights thereunder or any action proposed or taken following the occurrence of a Default or otherwise in respect of the moneys owing under any of the Security Documents; and

5.2.3	in connection with obtaining a written report from a maritime insurance consultant or broker acceptable to the Lender in relation to the Insurances of the Vessel (which the Lender may obtain at least once a year, and at any time when there has been a change of insurer or terms of cover for the Vessel), together with interest at the rate referred to in clause 3.4 (Default interest) from the date on which reimbursement of such expenses and/or disbursements were due following demand to the date of payment (as well after as before judgment).

5.3	Value added tax

All fees and expenses payable pursuant to this Agreement must be paid together with value added tax or any similar tax (if any) properly chargeable thereon in any jurisdiction. Any value added tax chargeable in respect of any services supplied by the Lender under this Agreement shall, on delivery of the value added tax invoice, be paid in addition to any sum agreed to be paid hereunder.

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5.4	Stamp and other duties

The Borrower must pay all stamp, documentary, registration or other like duties or taxes (including any duties or taxes payable by the Lender) but excluding any FATCA Deduction and excluding further any such Taxes incurred in connection with any transfer, assignment or sub-participation of any of the rights and/or obligations of the Lender under any of the Security Documents, imposed on or in connection with any of the Underlying Documents, the Security Documents or the Loan and agree to indemnify the Lender against any liability arising by reason of any delay or omission by the Borrower to pay such duties or taxes.

6	Payments and taxes; accounts and calculations

6.1	No set-off or counterclaim

All payments to be made by the Borrower under any of the Security Documents must be made in full, without any set off or counterclaim whatsoever and, subject as provided in clause 6.6 (Grossing-up for Taxes - by the Borrower), free and clear of any deductions or withholdings, in USD on or before 11:00 am (Athens time) on the due date in freely available funds to such account at the Lender and in such place as the Lender may from time to time specify for this purpose.

6.2	Payment by the Lender

All sums to be advanced by the Lender to the Borrower under this Agreement shall be remitted in USD on the Drawdown Date to the account specified in the Drawdown Notice.

6.3	Non-Banking Days

When any payment under any of the Security Documents would otherwise be due on a day which is not a Banking Day, the due date for payment shall be extended to the next following Banking Day unless the Banking Day falls in the next calendar month in which case payment shall be made on the immediately preceding Banking Day.

6.4	Calculations

All interest and other payments of an annual nature under any of the Security Documents shall accrue from day to day and be calculated on the basis of actual days elapsed and a three hundred and sixty (360) day year.

6.5	Currency of account

If any sum due from the Borrower under any of the Security Documents, or under any order or judgment given or made in relation thereto, must be converted from the currency (“the first currency”) in which the same is payable thereunder into another currency (“the second currency”) for the purpose of (i) making or filing a claim or proof against the Borrower, (ii) obtaining an order or judgment in any court or other tribunal or (iii) enforcing any order or judgment given or made in relation thereto, the Borrower undertakes to indemnify and hold harmless the Lender from and against any loss suffered as a result of any discrepancy between (a) the rate of exchange used for such purpose to convert the sum in question from the first currency into the second currency and (b) the rate or rates of exchange at which the Lender may in the ordinary course of business purchase the first currency with the second currency upon receipt of a sum paid to it in satisfaction, in whole or in part, of any such order, judgment, claim or proof. Any amount due from the Borrower under this clause 6.5 shall be due as a separate debt and shall not be affected by judgment being obtained for any other sums due under or in respect of any of the Security Documents and the term “rate of exchange” includes any premium and costs of exchange payable in connection with the purchase of the first currency with the second currency.

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6.6	Grossing-up for Taxes - by the Borrower

If at any time the Borrower must make any deduction or withholding in respect of Taxes (other than a FATCA Deduction) or otherwise from any payment due under any of the Security Documents for the account of the Lender or withholding in respect of Taxes from any payment due under any of the Security Documents, the sum due from the Borrower in respect of such payment must be increased to the extent necessary to ensure that, after the making of such deduction or withholding (other than a FATCA Deduction), the Lender receives on the due date for such payment (and retains, free from any liability in respect of such deduction or withholding), a net sum equal to the sum which it would have received had no such deduction or withholding been required to be made and the Borrower must indemnify the Lender against any losses or costs incurred by it by reason of any failure of the Borrower to make any such deduction or withholding (other than a FATCA Deduction) or by reason of any increased payment not being made on the due date for such payment. The Borrower must promptly deliver to the Lender any receipts, certificates or other proof evidencing the amounts (if any) paid or payable in respect of any deduction or withholding as aforesaid.

6.7	Claw back of Tax benefit

If, following any such deduction or withholding as is referred to in clause 6.6 (Grossing-up for Taxes - by the Borrower) from any payment by the Borrower, the Lender shall receive or be granted a credit against or remission for any Taxes payable by it, the Lender shall, and to the extent that it can do so without prejudicing the retention of the amount of such credit or remission and without prejudice to the right of the Lender to obtain any other relief or allowance which may be available to it, reimburse the Borrower with such amount as Lender shall in its absolute discretion certify to be the proportion of such credit or remission as will leave the Lender (after such reimbursement) in no worse position than it would have been in had there been no such deduction or withholding from the payment by the Borrower as aforesaid. Such reimbursement shall be made forthwith upon the Lender certifying that the amount of such credit or remission has been received by it. Nothing contained in this Agreement shall oblige the Lender to rearrange its tax affairs or to disclose any information regarding its tax affairs and computations. Without prejudice to the generality of the foregoing, the Borrower shall not, by virtue of this clause 6.7, be entitled to enquire about the Lender’s tax affairs.

6.8	Loan account

The Lender shall maintain, in accordance with its usual practice, an account or accounts (as the Lender may deem necessary) evidencing the amounts from time to time lent by, owing to and paid to it under the Security Documents. The Lender shall maintain a control account or accounts (as the Lender may deem necessary) showing the Loan and other sums owing by the Borrower under the Security Documents and all payments in respect thereof being made from time to time. The control account shall, in the absence of manifest error, be prima facie evidence of the amount from time to time owing by the Borrower under the Security Documents.

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6.9	Partial payments

If, on any date on which a payment is due to be made by the Borrower under any of the Security Documents, the amount received by the Lender from the Borrower falls short of the total amount of the payment due to be made by the Borrower on such date then, without prejudice to any rights or remedies available to the Lender under any of the Security Documents, the Lender must apply the amount actually received from the Borrower in or towards discharge of the obligations of the Borrower under the Security Documents in the following order, notwithstanding any appropriation made, or purported to be made, by the Borrower:

6.9.1	first, in or towards payment, in such order as the Lender may decide, of any unpaid costs and expenses of the Lender under any of the Security Documents;

6.9.2	secondly, in or towards payment of any fees payable to the Lender under, or in relation to, the Security Documents which remain unpaid;

6.9.3	thirdly, in or towards payment of any accrued interest (starting with default interest) and fees due but unpaid under this Agreement

6.9.4	fourthly, in or towards payment of any principal due but unpaid to the Lender under this Agreement; and

6.9.5	fifthly, in or towards payment to the Lender, on a pro rata basis, of any Break Costs and any other sum which shall have become due under any of the Security Documents but remains unpaid.

The order of application set out in clauses 6.9.1 to 6.9.5 may be varied by the Lender without any reference to, or consent or approval from, the Borrower.

7	Representations and warranties

7.1	Continuing representations and warranties

The Borrower represents and warrants to the Lender that:

7.1.1	Due incorporation

each of the corporate Security Parties is duly incorporated, validly existing and in good standing, under the laws of its respective country of incorporation, in each case, as a corporation and has power to carry on its respective businesses as it is now being conducted and to own its respective property and other assets, to which it has unencumbered legal and beneficial title except as disclosed to the Lender and the shares of the Borrower are in registered form;

7.1.2	Corporate power

each of the Security Parties has power to execute, deliver and perform its obligations and, as the case may be, to exercise its rights under the Underlying Documents and the Security Documents to which it is a party; all necessary corporate, shareholder and other action has been taken to authorise the execution, delivery and on the execution of the Security Documents performance of the same and no limitation on the powers of the Borrower to borrow or any other Security Party to howsoever incur liability and/or to provide or grant security will be exceeded as a result of borrowing any part of the Loan;

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7.1.3	Binding obligations

the Underlying Documents and the Security Documents, when executed, will constitute valid and legally binding obligations of the relevant Security Parties enforceable in accordance with their respective terms;

7.1.4	No conflict with other obligations

the execution and delivery of, the performance of its obligations under, and compliance with the provisions of, the Underlying Documents and the Security Documents by each relevant Security Party will not (i) contravene any existing applicable law, statute, rule or regulation or any judgment, decree or permit to which any Security Party is subject, (ii) conflict with, or result in any breach of any of the terms of, or constitute a default under, any agreement or other instrument to which any Security Party is a party or is subject or by which it or any of its property is bound, (iii) contravene or conflict with any provision of the constitutional documents of any Security Party or (iv) result in the creation or imposition of, or oblige any of the Security Parties to create, any Encumbrance (other than a Permitted Encumbrance) on any of the undertakings, assets, rights or revenues of any of the Security Parties;

7.1.5	No default

no Event of Default has occurred and is continuing;

7.1.6	No litigation

no Proceedings are current, pending or threatened against any of the Borrower or the Corporate Guarantors or their assets which, if adversely determined, could have a Material Adverse Effect on any of them;

7.1.7	No filings required

except for the registration of the Mortgage in the relevant register under the laws of the Flag State through the Registry, it is not necessary to ensure the legality, validity, enforceability or admissibility in evidence of any of the Underlying Documents or any of the Security Documents that they or any other instrument be notarised, filed, recorded, registered or enrolled in any court, public office or elsewhere in any Pertinent Jurisdiction or that any stamp, registration or similar tax or charge be paid in any Pertinent Jurisdiction on or in relation to any of the Underlying Documents or the Security Documents and each of the Underlying Documents and the Security Documents is in proper form for its enforcement in the courts of each Pertinent Jurisdiction;

7.1.8	Required Authorisations and legal compliance

all Required Authorisations have been obtained or effected or waived by the person requiring the same and, to the extent no such waiver exists, are in full force and effect and no Security Party has in any way contravened any applicable law, statute, rule or regulation (including all such as relate to Money Laundering);

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7.1.9	Choice of law

the choice of English law to govern the Underlying Documents and the Security Documents (other than the Mortgage, and the Earnings Account Pledge), the choice of the law of the Flag State to govern the Mortgage, the choice of Greek law to govern the Earnings Account Pledge and the submissions by the Security Parties to the jurisdiction of the English courts and the obligations of such Security Parties associated therewith, are valid and binding;

7.1.10	No immunity

no Security Party nor any of their assets is entitled to immunity on the grounds of sovereignty or otherwise from any Proceedings whatsoever;

7.1.11	Financial statements correct and complete

the latest audited accounts of Corporate Guarantor A in respect of the relevant financial year as delivered to the Lender present or will present fairly and accurately the financial position of Corporate Guarantor A as at the date thereof and the results of the operations of Corporate Guarantor A and, as at such date, Corporate Guarantor A does not have any significant liabilities (contingent or otherwise) or any unrealised or anticipated losses which are not disclosed by, or reserved against or provided for in, such financial statements

7.1.12	Pari passu

the obligations of the Borrower under this Agreement and the other Security Documents are direct, general and unconditional obligations of the Borrower and rank at least pari passu with all other present and future unsecured and unsubordinated Indebtedness of the Borrower except for obligations which are mandatorily preferred by operation of law and not by contract;

7.1.13	Information

all information, whatsoever provided by any Security Party to the Lender in connection with the negotiation and preparation of the Security Documents or otherwise provided hereafter in relation to, or pursuant to this Agreement is, or will be, true and accurate in all material respects and not misleading, does or will not omit material facts and all reasonable enquiries have been, or shall have been, made to verify the facts and statements contained therein; there are, or will be, no other facts the omission of which would make any fact or statement therein misleading;

7.1.14	No withholding Taxes

no Taxes anywhere are imposed whatsoever by withholding or otherwise on any payment to be made by any Security Party under the Underlying Documents or the Security Documents to which such Security Party is or is to be a party or are imposed on or by virtue of the execution or delivery by the Security Parties of the Underlying Documents or the Security Documents or any other document or instrument to be executed or delivered under any of the Security Documents;

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7.1.15	No Default under Underlying Documents

except as disclosed in writing by the Borrower to the Lender, no Security Party is in default of any of its obligations under any relevant Underlying Document;

7.1.16	Use of proceeds

the Borrower shall apply the Loan only for the purposes specified in clause 2.1 (Agreement to lend);

7.1.17	Copies true and complete

Certified Copies of the Underlying Documents delivered or to be delivered to the Lender pursuant to clause 9.1 (Availability of the Loan ) are, or will when delivered be, true and complete copies or, as the case may be, originals of such documents; and such documents constitute valid and binding obligations of the parties thereto enforceable in accordance with their respective terms and there have been no amendments or variations thereof or defaults thereunder;

7.1.18	Ownership

the Borrower is legally and beneficially owned by the Shareholder;

7.1.19	No Indebtedness

the Borrower has not incurred any Borrowed Moneys save for Permitted Indebtedness and otherwise as envisaged by this Agreement or as otherwise disclosed to the Lender;

7.1.20	Tax returns

the Borrower and the Corporate Guarantors have filed all tax and other fiscal returns required to be filed by any tax authority to which they are subject;

7.1.21	Freedom from Encumbrances

neither the Vessel nor her Earnings, Insurances or Requisition Compensation nor the Earnings Account nor any Extended Employment Contract in respect of the Vessel nor any of the shares of and in the Borrower nor any other properties or rights which are, or are to be, the subject of any of the Security Documents nor any part thereof will be subject to any Encumbrance except Permitted Encumbrances;

7.1.22	Environmental Matters

except as may already have been disclosed by the Borrower in writing to, and acknowledged in writing by, the Lender:

(i)	the Borrower and, to the best of the Borrower’s knowledge and belief (having made due enquiry), its Environmental Affiliates have complied with the provisions of all Environmental Laws;

(ii)	the Borrower and, to the best of the Borrower’s knowledge and belief (having made due enquiry), its Environmental Affiliates have obtained all Environmental Approvals and are in compliance with all such Environmental Approvals;

(iii)	no Environmental Claim in excess of six hundred thousand Dollars ($600,000) has been made or threatened or pending against any of the Borrower or, to the best of the Borrower’s knowledge and belief (having made due enquiry), any of its Environmental Affiliates; and

(iv)	there has been no Environmental Incident;

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7.1.23	ISM and ISPS Code

the Borrower has complied with and continues to comply with and has procured that the Manager of the Vessel has complied with and continues to comply with the ISM Code, the ISPS Code and all other statutory and other requirements relative to their business and in particular the Borrower or the Manager have obtained and maintain a valid DOC, IAPP Certificate, EIAPP Certificate (if applicable) and SMC for the Vessel and that the Borrower and the Manager have implemented and continue to implement an ISM SMS;

7.1.24	Accounting reference date

the Borrower’s and the Corporate Guarantors’ accounting reference date is 31 December.

7.1.25	Office

the Borrower does not have an office in England or the United States of America;

7.1.26	Sanctions

no Security Party:

(i)	is a Restricted Person;

(ii)	owns or controls directly or indirectly a Restricted Person or is controlled or owned directly or indirectly by a Restricted Person; or

(iii)	has a Restricted Person serving as a director, officer or, to the best of its knowledge, employee; and

(iv)	no proceeds of the Loan shall be made available, directly or to the knowledge of the Borrower (after reasonable enquiry) indirectly, to or for the benefit of a Restricted Person contrary to Sanctions or for transactions in a Sanctions Restricted Jurisdiction nor shall they be otherwise directly or indirectly, applied in a manner or for a purpose prohibited by Sanctions;

7.1.27	FATCA

none of the Security Parties is a FATCA FFI or a US Tax Obligor (other than as disclosed to the Lender); and

7.1.28	Validity and completeness of the MOA

(i)	the MOA constitutes legal, valid, binding and enforceable obligations of the Borrower;

(ii)	the copy of the MOA delivered to the Lender before the date of this Agreement is a true and complete copy; and

(iii)	no amendment or addition to the MOA has been agreed nor have any rights under the MOA been waived.

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7.2	Repetition of representations and warranties

On the Drawdown Date and on each Interest Payment Date, the Borrower shall be deemed to repeat the representations and warranties in clause 7.1.1, 7.1.2, 7.1.3, 7.1.4, 7.1.8, 7.1.9, 7.1.10, 7.1.11, 7.1.18, updated mutatis mutandis as if made with reference to the facts and circumstances existing on such day.

8	Undertakings

8.1	General

The Borrower undertakes with the Lender that, from the Execution Date until the end of the Facility Period, it will:

8.1.1	Notice of Event of Default and Proceedings

promptly inform the Lender of (a) any Event of Default and of any other circumstances or occurrence which might adversely affect the ability of any Security Party to perform its obligations under any of the Security Documents and (b) as soon as the same is commenced or threatened, details of any Proceedings involving any Security Party which could have a Material Adverse Effect on that Security Party and/or the operation of the Vessel (including, but not limited to any Total Loss of the Vessel or the occurrence of any Environmental Incident) and will from time to time, if so requested by the Lender, confirm to the Lender in writing that, save as otherwise stated in such confirmation, no Event of Default has occurred and no such Proceedings have been commenced or threatened;

8.1.2	Authorisation

to the extent a waiver has not been obtained, obtain or cause to be obtained, maintain in full force and effect and comply fully with all Required Authorisations, provide the Lender with Certified Copies of the same and do, or cause to be done, all other acts and things which may from time to time be necessary or desirable under any applicable law (whether or not in the Pertinent Jurisdiction) for the continued due performance of all the obligations of the Security Parties under each of the Security Documents;

8.1.3	Corporate Existence

ensure that each Security Party maintains its corporate existence as a body corporate duly organised and validly existing and in good standing under the laws of its jurisdiction of the Pertinent Jurisdiction;

8.1.4	Use of proceeds

use the Loan exclusively for the purposes specified in clauses 1.1 (Purpose) and 2.1 (Agreement to lend);

8.1.5	Pari passu

ensure that its obligations under this Agreement and the other Security Documents shall, without prejudice to the provisions of clause 8.3 (Negative undertakings relating to the Borrower), at all times rank at least pari passu with all its other present and future unsecured and unsubordinated Indebtedness with the exception of any obligations which are mandatorily preferred by law and not by contract;

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8.1.6	Financial statements

cause that it prepares its audited financial statements in respect of each of its financial year and procure that the Corporate Guarantor A prepares audited financial statements in respect of each financial year of the Corporate Guarantor A, in each case copies to be delivered to the Lender as soon as practicable, but not later than one hundred and eighty (180) days after the end of the financial year to which they relate;

8.1.7	Reimbursement of MII & MAP Policy premiums

reimburse the Lender on the Lender’s written demand (in accordance with the provisions of clause 5.2 (Expenses)) the amount of the premium payable by the Lender for the inception or, as the case may be, extension and/or continuance of the MII & MAP Policy (including any insurance tax thereon);

8.1.8	Provision of further information

provide the Lender, and procure that the Corporate Guarantors (including their respective subsidiaries) and all other members of the Group shall provide the Lender, with such financial or other information (including, but not limited to, financial standing, Indebtedness, balance sheet, off-balance sheet commitments, repayment schedules, operating expenses, charter arrangements of all the ships (whether on the water or under construction) concerning the Borrower, the Corporate Guarantors (including their respective subsidiaries), the Group and their respective affairs, activities, financial standing, Indebtedness and operations and the performance of the Vessel as the Lender may from time to time reasonably require, save where any such information is publicly available;

8.1.9	Obligations under Security Documents, etc.

duly and punctually perform each of the obligations expressed to be imposed or assumed by them under the Security Documents and any Extended Employment Contact and will procure that each of the other Security Parties will, duly and punctually perform each of the obligations expressed to be assumed by it under the Security Documents and any Extended Employment Contract to which it is a party;

8.1.10	Compliance with ISM Code

and will procure that any Operator will, comply with and ensure that the Vessel and any Operator complies with the requirements of the ISM Code, including (but not limited to) the maintenance and renewal of valid certificates pursuant thereto throughout the Security Period (as defined in the relevant Ship Security Documents);

8.1.11	Withdrawal of DOC and SMC

immediately inform the Lender if there is any actual withdrawal of its or any Operator’s DOC, IAPP Certificate, EIAPP Certificate or the SMC of the Vessel;

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8.1.12	Issuance of DOC and SMC

and will procure that any Operator will promptly inform the Lender of the receipt by the Borrower or any Operator of notification that its application for a DOC or any application for an SMC or IAPP Certificate or, if applicable, EIAPP Certificate for the Vessel has been refused;

8.1.13	ISPS Code Compliance

and will procure that the Manager and/or any Operator will:

(i)	maintain at all times a valid and current ISSC in respect of the Vessel;

(ii)	immediately notify the Lender in writing of any actual or threatened withdrawal, suspension, cancellation or material modification of the ISSC in respect of the Vessel; and

(iii)	procure that the Vessel will comply at all times with the ISPS Code;

8.1.14	Compliance with Laws and payment of taxes

(i)	comply with all relevant Environmental Laws, laws, statutes and regulations and pay all taxes for which it is liable as they fall due; and

(ii)	comply in all respects with, and will procure that each Security Party will comply in all respects with, all Sanctions;

8.1.15	Compliance with Environmental Laws

comply with, and procure that all Environmental Affiliates of the Borrower comply with, all Environmental Laws including without limitation, requirements relating to manning and establishment of financial responsibility and to obtain and comply with, and procure that all Environmental Affiliates of the Borrower obtain and comply with, all Environmental Approvals and to notify the Lender forthwith:

(i)	of any Environmental Claim for an amount or amounts exceeding six hundred thousand Dollars ($600,000) made against the Vessel, any Relevant Ship and/or their respective owner; and

(ii)	upon becoming aware of any incident which may give rise to an Environmental Claim for an amount or amounts exceeding six hundred thousand Dollars ($600,000) and to keep the Lender advised in writing of the Borrower’s response to such Environmental Claim on such regular basis and in such detail as the Lender shall require.

8.1.16	Inspection

ensure that the Lender, by independent marine surveyors or other persons appointed by it for such purpose (who shall be appointed by the Lender at the Borrower’s expense), may board the Vessel at all reasonable times, whenever the Lender deems necessary (but in any case without interfering with the Vessel’s daily operations and the ordinary trading) for the purpose of inspecting or surveying her and will afford all proper facilities for such inspections or survey and for this purpose will give the Lender reasonable advance notice of any intended drydocking of the Vessel (whether for the purpose of classification, survey or otherwise) and will pay the costs in respect of each such inspection or survey and will provide the Lender with or ensure that the Lender receives on request all reports of such inspections, to be in such form as the Lender may approve, and will ensure that all repairs required following such inspection or survey are completed satisfactorily;

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8.1.17	The Vessel

ensure that the Vessel will at all times be:

(i)	in the absolute sole, legal and beneficial ownership free of Encumbrances (other than Permitted Encumbrances) of the Borrower and not held on trust for any third party;

(ii)	registered through the offices of the Registry as a ship under the laws and flag of the Flag State;

(iii)	in compliance with the ISM Code and the ISPS Code and operationally seaworthy and in every way fit for service;

(iv)	classed with the Classification free of all overdue requirements and recommendations of the Classification Society;

(v)	insured in accordance with the Ship Security Documents relating thereto; and

(vi)	managed by the Manager in accordance with the terms of the Management Agreement, which shall be acceptable to the Lender;

8.1.18	Charters

deliver to the Lender, a Certified Copy of each Extended Employment Contract upon its execution, forthwith on the Lender’s request execute (a) a Charter Assignment in respect thereof and (b) any notice of assignment required in connection therewith and to procure, using its best efforts, the acknowledgement of any such notice of assignment by the relevant charterer and (c) (if the Vessel is subject to a bareboat charter) procure execution by the Borrower and the charterer of a Tripartite Deed, together with all notices required to be determined thereunder and will provide evidence acceptable to the Lender that such notice has been given to the relevant charterer and the Borrower shall pay all legal and other costs incurred by the Lender in connection with any such Charter Assignment and Tripartite Deed or any other documents required by the Lender , forthwith following the Lender’s demand;

8.1.19	Sanctions

(i)	Without limiting Clause 8.1.14 (Compliance with laws and payment of Taxes), the Borrower hereby undertakes with the Lender that, from the date of this Agreement and throughout the Facility Period, it shall ensure that the Vessel:

(i)	will not be used by or for the benefit of a Restricted Person contrary to Sanctions; and/or

(ii)	will not be used in trading in any Sanctions Restricted Jurisdiction or in any manner contrary to Sanctions; and/or

(iii)	will not be traded in any manner which would trigger the operation of any sanctions limitation or exclusion clause (or similar) in the Insurances.

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(ii)	The Borrower shall:

(i)	not directly or to its knowledge (after reasonable enquiry) indirectly use or permit to be used all or any part of the proceeds of the Loan, or lend, contribute or otherwise make available such proceeds directly or to its knowledge (after reasonable enquiry) indirectly, to any person or entity (i) to finance or facilitate any activity or transaction of or with any Restricted Person contrary to Sanctions or in any Sanctions Restricted Jurisdiction, or (ii) in any other manner that would result in a violation of any Sanctions by any Security Party;

(ii)	shall not fund all or part of any payment under the Loan out of proceeds derived directly or to its knowledge (after reasonable enquiry) indirectly from any activity or transaction with a Restricted Person contrary to Sanctions or in a Sanctions Restricted Jurisdiction or which would otherwise cause any Security Party to be in breach of any Sanctions; and

(iii)	procure that no proceeds to its knowledge (after reasonable enquiry) from activities or business with a Restricted Person contrary to Sanctions or in a Sanctions Restricted Jurisdiction are credited to the Earnings Account;

8.1.20	Ownership and control

ensure that:

(i)	all the shares of and in the Borrower are legally owned by the Shareholder; and

(ii)	all of the shares of and in the Manager are legally owned and ultimately beneficially owned by persons acceptable to the Lender,

and that there shall be no Change of Control without the prior written consent to the Lender;

8.1.21	Listing

procure that the Corporate Guarantor A shall maintain its listing as a public limited company on NASDAQ or any other stock exchange acceptable to the Lender and comply with all of the listing rules, laws and regulations applicable to public companies listed on NASDAQ or such other acceptable stock exchange and shall take no steps to de-list without the prior consent of the Lender (such consent not to be unreasonably withheld);

8.1.22	Funding of acquisition

procure that on the Drawdown Date any Borrowed Money (other than the Loan) incurred by the Borrower on terms and from a lender or lenders acceptable to the Lender to fund any part of the acquisition cost of the Vessel is (i) clearly reflected in the audited accounts of the Borrower to be provided to the Lender pursuant to clause 8.1.6 (Financial Statements) and (ii) clearly and fully subordinated to the rights of the Lender under the Security Documents and that the rights of such lender or lenders under such Borrowed Money are assigned to the Lender;

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8.1.23	Unencumbered liquidity

procure that at all times throughout the Facility Period, it and/or any other entities acceptable to the Lender, shall maintain in an account or accounts with the Lender cash (including any outstanding balance of the Pledged Deposit) which is (other than in favour of the Lender) free of any Encumbrance in an average aggregate amount of not less than USD300,000 for the preceding six-month period, to be tested (taking into account any balance of the Pledged Deposit standing to the credit of the Earnings Account at that time) first on 31 December 2023 and semi-annually thereafter, on the last day of the last month falling in each such subsequent six-month period, for the remaining duration of the Facility Period;

8.1.24	Pledged Deposit

ensure that on the Drawdown Date, an amount of eight hundred thousand Dollars (USD 800,000) (the “Pledged Deposit”) is deposited in the Earnings Account of the Borrower held with the Lender (or any other account of the Borrower held with the Lender and which is acceptable to the Lender). The Pledged Deposit shall remain blocked from the Drawdown Date and at all times thereafter and may only be released to the Borrower at any time after the repayment of the first four Repayment Instalments at the request of the Borrower provided that, at the time of such release, the LTV does not exceed sixty five per cent. (65%) and (ii) no Event of Default has occurred and is continuing.

8.1.25	Obligatory Insurances

ensure that the Vessel shall, at all times during the Facility Period, be insured on terms satisfactory to the Lender and such insurances to include hull & machinery and war risks cover in an amount equal to not less than the greater of (i) the Valuation Amount or (ii) 125% of the Loan, as well as, full P&I cover.

8.1.26	DAC6

supply to the Lender:

(i)	promptly upon the making of such analysis or the obtaining of such advice, any analysis made or advice obtained on whether any transaction contemplated by the Security Documents or any transaction carried out (or to be carried out) in connection with any transaction contemplated by the Security Documents contains a hallmark as set out in Annex IV of DAC6; and

(ii)	promptly upon the making of such reporting and to the extent permitted by applicable law and regulation, any reporting made to any governmental or taxation authority by or on behalf of the Borrower or a Corporate Guarantor or by any adviser to the Borrower or a Corporate Guarantor in relation to DAC6 or any law or regulation which implements DAC6 and any unique identification number issued by any governmental or taxation authority to which any such report has been made (if available).

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In this Clause 8.1.24 (DAC6), “DAC6” means the Council Directive of 25 May 2018 (2018/822/EU).

Nothing in any Security Document shall prevent disclosure of any confidential information or other matter to the extent that preventing that disclosure would otherwise cause any transaction contemplated by the Security Documents or any transaction carried out in connection with any transaction contemplated by the Security Documents to become an arrangement described in Part II A 1 of Annex IV of Directive 2011/16/EU;

8.1.27	FATCA Information

(i)	subject to paragraph (iii) below each party to any Security Document shall, within 10 Banking Days of a reasonable request by the other party to that Security Documents:

(i)	confirm to that other party whether it is:

(A)	a FATCA Exempt Party; or

(B)	not a FATCA Exempt Party; and

(ii)	supply to that other party such forms, documentation and other information relating to its status under FATCA as that other party reasonably requests for the purposes of that other party’s compliance with FATCA;

(iii)	supply to that other party such forms, documentation and other information relating to its status as that other party reasonably requests for the purposes of that other party’s compliance with any other law, regulation, or exchange of information regime;

(ii)	if a party to any Security Document confirms to another party pursuant to paragraph (a)(i) above that it is a FATCA Exempt Party and it subsequently becomes aware that it is not, or has ceased to be a FATCA Exempt Party, that party shall notify the other party reasonably promptly;

(iii)	paragraph (i) above shall not oblige the Lender to do anything, and paragraph (a)(iii) above shall not oblige any other party to any Security Document to do anything, which would or might in its reasonable opinion constitute a breach of:

(i)	any law or regulation;

(ii)	any policy of the Lender;

(iii)	any fiduciary duty; or

(iv)	any duty of confidentiality;

(iv)	paragraph (i) above shall not oblige the Lender to do anything, and paragraph (a)(iii) above shall not oblige any other party to any Security Document to do anything, which would or might in its reasonable opinion cause it to disclose any confidential information (including, without limitation, its tax returns and calculations); provided, however, that information required (or equivalent to the information so required) by United States Internal Revenue Service Forms W-8 or W-9 (or any successor forms) shall not be treated as confidential information of such Lender for purposes of this Paragraph (iv);

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(v)	if a party to any Security Document fails to confirm whether or not it is a FATCA Exempt Party, or to supply forms, documentation or other information requested in accordance with paragraph (i)(i) or (ii) above (including, for the avoidance of doubt, where paragraph (iii) above applies), then such party shall be treated for the purposes of the Security Documents (and payments under them) as if it is not a FATCA Exempt Party until (in each case) such time as that party provides the requested confirmation, forms, documentation or other information.

8.1.28	FATCA Deduction

(i)	A party to any Security Document may make any FATCA Deduction it is required to make by FATCA, and any payment required in connection with that FATCA Deduction, and no party to any Security Document shall be required to increase any payment in respect of which it makes such a FATCA Deduction or otherwise compensate the recipient of the payment for that FATCA Deduction.

(ii)	A party to any Security Document shall promptly, upon becoming aware that it must make a FATCA Deduction (or that there is any change in the rate or the basis of such FATCA Deduction) notify the party to whom it is making the payment and, in addition, shall notify the Borrower and the Lender.

8.2	Security value maintenance

8.2.1	Security shortfall

If at any time throughout the Facility Period the Security Value shall be less than the Required Security Amount, the Lender shall give written notice to the Borrower requiring that such deficiency be remedied and then the Borrower must within 30 days of receipt of the Lender’s said notice, either:

(a)	prepay such part of the Loan as will result in the Security Value after such prepayment (taking into account any other repayment of the Loan made between the date of the notice and the date of such prepayment) being equal to or higher than the Required Security Amount; or

(b)	constitute to the satisfaction of the Lender such further security for the Loan as shall be acceptable to the Lender having a value for security purposes (as determined by the Lender in its absolute discretion) at the date upon which such further security shall be constituted which, when added to the Security Value, shall not be less than the Required Security Amount as at such date.

The provisions of clause 4.8 (Notice of prepayment; reduction of Repayment Instalments) shall apply to prepayments under clause 1.1.1(a) (Security shortfall) provided that the Lender shall apply such prepayments pro rata against the Balloon Instalment and the outstanding Repayments Instalments under clause 4.1.1 and the amount of the Loan prepaid hereunder shall not be available to be re-borrowed.

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8.2.2	Valuation of Vessel

The Vessel shall, for the purposes of this Agreement, be valued (at the Borrower’s expense) in USD by an Approved Broker appointed by, and reporting to, the Lender, such valuation to be made without physical inspection, and on the basis of a sale for prompt delivery for cash at arms’ length, on normal commercial terms, as between a willing buyer and a willing seller, without taking into account the benefit or burden of any charterparty or other engagement concerning the Vessel), at any time as the Lender shall require and at least once a year.

The Approved Broker’s valuation for the Vessel on each such occasion shall constitute the Valuation Amount of the Vessel for the purposes of this Agreement until superseded by the next such valuation.

8.2.3	Information

The Borrower undertakes with the Lender to supply to the Lender and to the Approved Broker such information concerning the Vessel and its condition as such shipbrokers may require for the purpose of determining any Valuation Amount.

8.2.4	Costs

The Borrower shall pay all costs in connection with any determination of the Valuation Amount (which the Lender may obtain at any time, and at least once a year).

8.2.5	Valuation of additional security

For the purposes of this clause 8.2, the market value (i) of any additional security over a ship (other than the Vessel) shall be determined in accordance with clause 8.2.2 (Valuation of Vessel) and (ii) of any other additional security provided or to be provided to the Lender shall be determined by the Lender in its absolute discretion.

8.2.6	Documents and evidence

In connection with any additional security provided in accordance with this clause 8.2, the Lender shall be entitled to receive (at the Borrower’s expense) such evidence and documents of the kind referred to in Schedule 2 as may in the Lender’s opinion be appropriate and such favourable legal opinions as the Lender shall in its absolute discretion require.

8.2.7	Release of Security

If the Security Value shall at any time exceed the Required Security Amount, and the Borrower shall previously have provided further security to the Lender pursuant to clause 8.2.1 (Security shortfall), the Lender shall, as soon as reasonably practicable after notice from the Borrower to do so and subject to being indemnified to its reasonable satisfaction against the cost of doing so, release any such further security specified by the Borrower provided that the Lender is satisfied that, immediately following such release, the Security Value will equal or exceed the Required Security Amount.

8.3	Negative undertakings relating to the Borrower

The Borrower undertakes with the Lender that, from the Execution Date until the end of the Facility Period, it will procure that, except with the prior written consent of the Lender, it will not:

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8.3.1	Negative pledge

permit any Encumbrance (other than a Permitted Encumbrance) to subsist, arise or be created or extended over all or any part of its present or future undertakings, assets, rights or revenues to secure or prefer any present or future Indebtedness or other liability or obligation of any Group Member or any other person other than in the normal course of its business of owning and operating the vessel;

8.3.2	No merger or transfer

merge or consolidate with any other person or permit any Change of Control;

8.3.3	Disposals

sell, transfer, assign, create security or option over, pledge, pool, abandon, lend or otherwise dispose of or cease to exercise direct control over any material, in the opinion of the Lender, part of its present or future undertaking, assets, rights or revenues (otherwise than by transfers, sales or disposals for full consideration in the ordinary course of trading) whether by one or a series of transactions related or not;

8.3.4	Other business or manager

undertake any business other than the ownership and operation of the Vessel or employ anyone other than the Manager as commercial and technical manager of the Vessel;

8.3.5	Acquisitions

acquire, any assets other than the Vessel and rights arising under contracts entered into by or on behalf of the Borrower other than in the ordinary course of its business of owning, operating and chartering the Vessel;

8.3.6	Other obligations

incur, any obligations except for obligations arising under the Underlying Documents or the Security Documents or contracts entered into in the ordinary course of its business of owning, operating maintaining, repairing and chartering the Vessel or any other Permitted Indebtedness;

8.3.7	No borrowing

incur any Borrowed Money except for any Permitted Indebtedness;

8.3.8	Repayment of borrowings

repay or prepay the principal of, or pay interest on or any other sum in connection with any of its Borrowed Money except for Borrowed Money pursuant to the Security Documents and any other Permitted Indebtedness;

8.3.9	Guarantees

issue any guarantees or otherwise become directly or contingently liable for the obligations of any person, firm, or corporation except pursuant to the Security Documents and except for guarantees from time to time required in the ordinary course of business by any protection and indemnity or war risks association with which the Vessel is entered, guarantees required to procure the release of the Vessel from any arrest, detention, attachment or levy or guarantees required for the salvage of the Vessel;

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8.3.10	Loans

make any loans or grant any credit (save for normal trade credit in the ordinary course of business) to any person or agree to do so;

8.3.11	Sureties

permit any Indebtedness of the Borrower to any person (other than to the Lender pursuant to the Security Documents) to be guaranteed by any person (except for guarantees from time to time required in the ordinary course of business by any protection and indemnity or war risks association with which the Vessel is entered, guarantees required to procure the release of the Vessel from any arrest, detention, attachment or levy or guarantees or undertakings required for the salvage of the Vessel); or

8.3.12	Flag, Class etc.

permit:

(a)	any change in the name or flag of the Vessel;

(b)	any change of Classification or Classification Society in respect of the Vessel; or

(c)	any change of Manager in respect of the Vessel;

8.3.13	Underlying Documents

such consent not to be unreasonably withheld, amend, vary or terminate an Extended Employment Contract, any Management Agreement or the Joint Venture Agreement;

8.3.14	Chartering

and, if such consent is given, only subject to such conditions as the Lender may impose, let the Vessel:

(a)	on demise charter for any period; or

(b)	without the prior written consent of the Lender which shall not be unreasonably withheld (and then only subject to such conditions as the Lender may impose) by any time or consecutive voyage charter for a fixed term which exceeds (without taking into account any options to renew or extend such tenor) twelve (12) months’ duration; or

(c)	without the prior written consent of the Lender which shall not be unreasonably withheld (and then only subject to such conditions as the Lender may impose) on terms whereby more than two (2) months’ hire (or the equivalent) is payable in advance; or

(d)	below a fair and reasonable arms-length rate obtainable at the time when the Vessel is fixed; or

(e)	without the prior written consent of the Lender which shall not be unreasonably withheld (and then only subject to such conditions as the Lender may impose) under any pooling or sharing agreement in respect thereof on terms whereby any and all the Earnings of the Vessel are pooled or shared with any other person;

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8.3.15	Lay-up

de-activate or lay up the Vessel;

8.3.16	Place of business

own or operate and will procure that no Security Party shall own or operate a place of business situated in England or the United States of America;

8.3.17	Lawful use

permit the Vessel to be employed:

(a)	in any way or in any activity with a Restricted Person or in any Sanctions Restricted Jurisdiction or which is (i) unlawful under international law or the domestic laws of any relevant country or (ii) contrary to any Sanctions;

(b)	in carrying illicit or prohibited goods;

(c)	in a way which may make the Vessel liable to be condemned by a prize court or destroyed, seized or confiscated;

(d)	in any part of the world where there are hostilities (whether war has been declared or not) unless the prior written consent of the Lender has been given and the Borrower has (at its expense) effected any special, additional or modified insurance cover which the Lender may approve or require; or

(e)	in carrying contraband goods,

and the Borrower shall procure that the persons responsible for the operation of the Vessel shall take all necessary and proper precautions to ensure that this does not happen, including participation in industry or other voluntary schemes available to the Vessel and in which leading operators of ships operating under the same flag or engaged in similar trades generally participate at the relevant time;

8.3.18	FATCA

become a FATCA FFI or a US Tax Obligor and shall procure that no Security Party (except for the Corporate Guarantor A which is a US NASDAQ listed entity) shall do so;

8.3.19	Share capital and distribution

declare or pay any dividends if an Event of Default has occurred or would occur as a result of such declaration or payment or distribute any of its present or future assets, undertakings, rights or revenue;

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8.3.20	Sharing of Earnings

permit there to be any agreement or arrangement whereby the Earnings of the Vessel may be shared or pooled howsoever with any other person except for customary profit sharing arrangements under a charterparty; or

8.3.21	Sale or transfer of ownership of Vessel

sell, or otherwise transfer its ownership of, the Vessel.

9	Conditions

9.1	Availability of the Loan

The obligation of the Lender to make available the Loan is conditional upon:

9.1.1	the Lender, or its authorised representative, having received, not later than the Drawdown Date, the documents and evidence specified in Part 1 of Schedule 2 in form and substance satisfactory to the Lender;

9.1.2	the representations and warranties contained in clause 7 (Representations and Warranties) being then true and correct as if each was made with respect to the facts and circumstances existing at such time and the same being unaffected by the drawdown of the Loan;

9.1.3	no Default having occurred and being continuing and there being no Default which would result from the lending of the Loan; and

9.1.4	no material adverse change having occurred in the financial position or operation of the Borrower and/or the Corporate Guarantors and/or the Shareholder or any of them as at the Drawdown Date.

9.2	Advance of the Loan

Without prejudice to the provisions of clause 2.3.4, the obligation of the Lender to make available the Loan is conditional upon the Lender, or its authorised representative, having received, on or prior to the Drawdown Date, the documents and evidence specified in Part 2 of schedule 2 in form and substance satisfactory to the Lender.

9.3	Waiver of conditions precedent

The conditions specified in this clause 9 are inserted solely for the benefit of the Lender and may be waived by the Lender in whole or in part and with or without conditions.

9.4	Further conditions precedent

Not later than five (5) Banking Days prior to the Drawdown Date the Lender may request and the Borrower must, not later than two (2) Banking Days prior to such date, deliver to the Lender (at the Borrower’s expense) on such reasonable request further favourable certificates and/or opinions as to any or all of the matters which are the subject of clauses 7 (Representations and Warranties), 8 (Undertakings), 9 (Conditions) and 10 (Events of Default).

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10	Events of Default

10.1	Events

Each of the following events shall constitute an Event of Default (whether such event shall occur voluntarily or involuntarily or by operation of law or regulation or in connection with any judgment, decree or order of any court or other authority or otherwise, howsoever):

10.1.1	Non-payment: any Security Party fails to pay any sum payable by it under any of the Security Documents at the time, in the currency and in the manner stipulated in the Security Documents (and so that, for this purpose, sums payable (i) ) under clauses 3.1 (Normal Interest Rate) and 4.1 (Repayment) shall be treated as having been paid at the stipulated time if (aa) received by the Lender within three (3) Banking Days of the dates therein referred to and (bb) such delay in receipt is caused by administrative or other delays or errors within the banking system and (ii) on demand shall be treated as having been paid at the stipulated time if paid within five (5) Banking Days of demand); or

10.1.2	Breach of Insurance and certain other obligations: the Borrower fails to obtain and/or maintain the Insurances for the Vessel or if any insurer in respect of such Insurances cancels the Insurances or disclaims liability by reason, in either case, of mis-statement in any proposal for the Insurances or for any other failure or default on the part of the Borrower or any other person on behalf of the Borrower in relation to Insurances; or

10.1.3	Breach of other obligations: any Security Party commits any breach of or omits to observe any of its obligations or undertakings expressed to be assumed by it under any of the Security Documents (other than those referred to in clauses 10.1.1 and 10.1.2 above) unless such breach or omission, in the opinion of the Lender is capable of remedy, in which case the same shall constitute an Event of Default if it has not been remedied within thirty (30) days of the occurrence thereof; or

10.1.4	Misrepresentation: any representation or warranty made or deemed to be made or repeated by or in respect of any Security Party in or pursuant to any of the Security Documents or in any notice, certificate or statement referred to in or delivered under any of the Security Documents is or proves to have been incorrect or misleading in any material respect; or

10.1.5	Cross-default: any Borrowed Money of the Borrower or the Corporate Guarantors is not paid when due (unless contested in good faith) or any Borrowed Money of the Borrower or the Corporate Guarantors becomes (whether by declaration or automatically in accordance with the relevant agreement or instrument constituting the same) due and payable prior to the date when it would otherwise have become due (unless as a result of the exercise by the Borrower or the Corporate Guarantors of a voluntary right of prepayment), or any creditor of the Borrower or the Corporate Guarantors becomes entitled to declare any such Borrowed Money due and payable or any facility or commitment available to the Borrower or the Corporate Guarantors relating to Borrowed Money is withdrawn, suspended or cancelled by reason of any default (however described) of the person concerned unless the Borrower or the Corporate Guarantors (as the case may be) shall have satisfied the Lender that such withdrawal, suspension or cancellation will not affect or prejudice in any way the Borrower’s or the Corporate Guarantors’ (as the case may be) ability to pay their debts as they fall due, or any guarantee given by the Borrower or the Corporate Guarantors in respect of Borrowed Money is not honoured when due and called upon; or

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10.1.6	Execution: any uninsured judgment or order made against the Borrower or a Corporate Guarantor is not stayed, appealed against or complied with within sixty (60) days or a good faith creditor attaches or takes possession of, or a distress, execution, sequestration or other process is levied or enforced upon or sued out against, any of the undertakings, assets, rights or revenues of the Borrower or a Corporate Guarantor and is not discharged, or bail is lodged in respect thereof, within sixty (60) days; or

10.1.7	Insolvency: any Security Party becomes insolvent or suspends making payments with respect to all or any class of its debts or announces an intention to do so; or

10.1.8	Dissolution: any corporate action, Proceedings or other steps are taken to dissolve or wind-up any Security Party unless, Proceedings or other steps are frivolous, vexatious or an abuse of the process of the court or an order is made or resolution passed for the dissolution or winding up of any Security Party or a notice is issued convening a meeting for such purpose; or

10.1.9	Administration: any bona fide petition is presented, notice given or other steps are taken anywhere to appoint an administrator of any Security Party or an administration order is made in relation to any Security Party; or

10.1.10	Appointment of receivers and managers: any administrative or other receiver is appointed anywhere of any Security Party or any material, in the opinion of the Lender, part of its assets and/or undertaking or any other steps are taken to enforce any Encumbrance over all or any material, in the opinion of the Lender, part of the assets of any Security Party; or

10.1.11	Compositions: any corporate action, legal proceedings or other procedures or steps are taken or negotiations commenced, by any Security Party or by any of its creditors with a view to the general readjustment or rescheduling of all or a material, in the opinion of the Lender, part of its Indebtedness or to proposing any kind of composition, compromise or arrangement involving such company and any of its creditors provided, however, that if the Borrower is able to provide such evidence as is satisfactory in all respects to the Lender that such rescheduling will not relate to any payment default or anticipated default the same shall not constitute an Event of Default; or

10.1.12	Analogous proceedings: there occurs, in relation to any Security Party or ot, in any country or territory in which any of them carries on business or to the jurisdiction of whose courts any part of their assets is subject, any event which, in the reasonable opinion of the Lender, appears in that country or territory to correspond with, or have an effect equivalent or similar to, any of those mentioned in clauses 10.1.6 to 10.1.11 (inclusive) or any Security Party otherwise becomes subject, in any such country or territory, to the operation of any law relating to insolvency, bankruptcy or liquidation; or

10.1.13	Cessation of business: any Security Party suspends or ceases or threatens to suspend or cease to carry on its business; or

10.1.14	Seizure: all or a material part of the undertaking, assets, rights or revenues of, or shares or other ownership interests in, any Security Party are seized, nationalised, expropriated or compulsorily acquired by or under the authority of any Government Entity; or

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10.1.15	Invalidity: any of the Security Documents shall at any time and for any reason become invalid or unenforceable or otherwise cease to remain in full force and effect, or if the validity or enforceability of any of the Security Documents shall at any time and for any reason be contested by any Security Party which is a party thereto, or if any such Security Party shall deny that it has any, or any further, liability thereunder; or

10.1.16	Unlawfulness: it becomes impossible or unlawful at any time for any Security Party, to fulfil any of the covenants and obligations expressed to be assumed by it in any of the Security Documents or for the Lender to exercise the rights or any of them vested in it under any of the Security Documents or otherwise; or

10.1.17	Repudiation: any Security Party repudiates any of the Security Documents or does or causes or permits to be done any act or thing evidencing an intention to repudiate any of the Security Documents; or

10.1.18	Encumbrances enforceable: any Encumbrance (other than Permitted Encumbrances) in respect of any of the property (or part thereof) which is the subject of any of the Security Documents becomes enforceable; or

10.1.19	Arrest: the Vessel is arrested, confiscated, seized, taken in execution, impounded, forfeited, detained in exercise or purported exercise of any possessory lien or other claim or otherwise taken from the possession of the Borrower (otherwise than due to an event falling within the definition of Total Loss) and the Borrower shall fail to procure the release of the Vessel within a period of sixty (60) days thereafter; or

10.1.20	Registration: the registration of the Vessel under the laws and flag of the Flag State is cancelled or terminated without the prior written consent of the Lender; or

10.1.21	Unrest: the Flag State of the Vessel becomes involved in hostilities or civil war or there is a seizure of power in the Flag State by unconstitutional means unless the Borrower shall have transferred the Vessel onto a new flag acceptable to the Lender within thirty (30) days of the start of such hostilities or civil war or seizure of power; or

10.1.22	Environmental Incidents: an Environmental Incident occurs which gives rise, or may give rise, to an Environmental Claim for an amount or amounts exceeding six hundred thousand Dollars ($600,000) which could, in the reasonable opinion of the Lender be expected to have a Material Adverse Effect (i) on the financial condition of any Security Party or (ii) on the security constituted by any of the Security Documents or the enforceability of that security in accordance with its terms; or

10.1.23	P&I: the Borrower or the Manager or any other person fails or omits to comply with any requirements of the protection and indemnity association or other insurer with which the Vessel is entered for insurance or insured against protection and indemnity risks (including oil pollution risks) to the effect that any cover (including, without limitation, any cover in respect of liability for Environmental Claims for an amount or amounts exceeding six hundred thousand Dollars ($600,000) arising in jurisdictions where the Vessel operates or trades) is or may be liable to cancellation, qualification or exclusion at any time; or

10.1.24	Material events: there occurs, in the reasonable opinion of the Lender, an event that would have a Material Adverse Effect in the financial condition of the Borrower and Corporate Guarantor A as described by the Borrower or Corporate Guarantor A to the Lender in the negotiation of this Agreement, which materially impairs the ability of the Borrower and Corporate Guarantor A (or either of them) to perform their respective obligations under this Agreement and the other Security Documents to which is or is to be a party; or

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10.1.25	Account: moneys are withdrawn from the Earnings Account other than in accordance with clause 14 (Accounts); or

10.1.26	Required Authorisations: to the extent it has not been waived, any Required Authorisation is revoked or withheld or modified or is otherwise not granted or fails to remain in full force and effect; or

10.1.27	Money Laundering: any Security Party is in breach of or fails to observe any law, requirement, measure or procedure implemented to combat “Money Laundering”; or

10.1.28	Management Agreement: the Management Agreement is terminated, revoked, suspended, rescinded, transferred, novated or otherwise ceases to remain in full force and effect for any reason except with the prior consent of the Lender; or

10.1.29	Change of Control: without the prior consent of the Lender, a Change of Control has occurred; or

10.1.30	Sanctions: (without prejudice to the generality of Clause 10.1.3) for any reason whatsoever the provisions of Clause 8.1.19 (Sanctions) are not complied with; or

10.1.31	Listing: Corporate Guarantor A ceases to maintain its listing as a public limited company on NASDAQ or any other stock exchange acceptable to the Lender; or

10.1.32	Financial Covenants: A breach of clause 6 (financial covenants) of the Corporate Guarantee of Corporate Guarantor A.

10.2	Acceleration

The Lender may at any time after the occurrence of an Event of Default which is continuing, by notice to the Borrower declare that:

10.2.1	the obligation of the Lender to make its Commitment available shall be terminated, whereupon the Commitment shall be reduced to zero forthwith; and/or

10.2.2	the Loan or any part of the Loan and all interest accrued and all other sums payable whatsoever under the Security Documents have become due and payable, whereupon the same shall, immediately or in accordance with the terms of such notice, become due and payable.

10.3	Demand Basis

If, under clause 10.2.2 or any other provision of this Agreement, the Lender has declared the Loan or any part of the Loan to be due and payable on demand, at any time thereafter the Lender shall by written notice to the Borrower (a) demand repayment of the Loan or any part of the Loan on such date as may be specified whereupon, regardless of any other provision of this Agreement, the Loan or any part of the Loan shall become due and payable on the date so specified together with all interest accrued and all other sums payable under this Agreement or (b) withdraw such declaration with effect from the date specified in such notice.

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11	Indemnities

11.1	General indemnity

The Borrower agrees to indemnify the Lender on demand, without prejudice to any of the Lender’s other rights under any of the Security Documents, against any loss (including, but only in case of an Event of Default, loss of Margin) or expense (including, without limitation, Break Costs) which the Lender shall certify as sustained by it as a consequence of any Event of Default, any prepayment of the Loan being made under clauses 4.3 (Mandatory Prepayment on Total Loss), 4.4 (Mandatory prepayment on sale of the Vessel), 8.2.1(a) (Security shortfall) or 12.1 (Unlawfulness) or any other repayment or prepayment of the Loan being made otherwise than on an Interest Payment Date relating to the part of the Loan prepaid or repaid; and/or the Loan not being made for any reason (excluding any default by the Lender) after the Drawdown Notice has been given.

11.2	Environmental indemnity

The Borrower shall indemnify the Lender on demand and hold it harmless from and against all costs, claims, expenses, payments, charges, losses, demands, liabilities, actions, Proceedings, penalties, fines, damages, judgements, orders, sanctions or other outgoings of whatever nature which may be incurred or made or asserted whensoever against the Lender at any time, whether before or after the repayment in full of principal and interest under this Agreement, arising howsoever out of an Environmental Claim made or asserted against the Lender which would not have been, or been capable of being, made or asserted against the Lender had it not entered into any of the Security Documents or been involved in any of the resulting or associated transactions.

11.3	Capital adequacy and reserve requirements indemnity

The Borrower shall promptly indemnify the Lender on demand against any cost incurred or loss suffered by the Lender as a result of its complying with (i) the minimum reserve requirements from time to time of the European Central Bank (ii) any capital adequacy directive of the European Union and/or (iii) any revised framework for international convergence of capital measurements and capital standards and/or any regulation imposed by any Government Entity in connection therewith, and/or in connection with maintaining required reserves with a relevant national central bank to the extent that such compliance or maintenance relates to the Commitment and/or the Loan or deposits obtained by it to fund the whole or part thereof and to the extent such cost or loss is not recoverable by the Lender under clause 12.2 (Increased costs).

12	Unlawfulness, increased costs and bail-in

12.1	Unlawfulness

If it is or becomes contrary to any law, directive or regulation for the Lender to contribute to the Loan or to maintain its Commitment or fund the Loan, the Lender shall promptly give notice to the Borrower whereupon (a) the Loan and Commitment shall be reduced to zero and (b) the Borrower shall be obliged to prepay the Loan either (i) forthwith or (ii) on a future specified date not being earlier than the latest date permitted by the relevant law, directive or regulation together with interest accrued to the date of prepayment and all other sums payable by the Borrower under this Agreement.

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12.2	Increased costs

If the result of any change in, or in the interpretation or application of, or the introduction of, any law or any regulation, request or requirement (whether or not having the force of law, but, if not having the force of law, with which the Lender or, as the case may be, its holding company habitually complies), including (without limitation) those relating to Taxation, capital adequacy, liquidity, reserve assets, cash ratio deposits and special deposits, is to:

12.2.1	subject the Lender to Taxes or change the basis of Taxation of the Lender with respect to any payment under any of the Security Documents (other than Taxes or Taxation on the overall net income, profits or gains of the Lender imposed in the jurisdiction in which its principal or lending office under this Agreement is located); and/or

12.2.2	increase the cost to, or impose an additional cost on, the Lender or its holding company in making or keeping the Commitment available or maintaining or funding all or part of the Loan; and/or

12.2.3	reduce the amount payable or the effective return to the Lender under any of the Security Documents; and/or

12.2.4	reduce the Lender’s or its holding company’s rate of return on its overall capital by reason of a change in the manner in which it is required to allocate capital resources to its obligations under any of the Security Documents; and/or

12.2.5	require the Lender or its holding company to make a payment or forgo a return on or calculated by reference to any amount received or receivable by it under any of the Security Documents; and/or

12.2.6	require the Lender or its holding company to incur or sustain a loss (including a loss of future potential profits) by reason of being obliged to deduct all or part of the Commitment or the Loan from its capital for regulatory purposes, then and in each such case (subject to clause 12.3 (Exception)):

(a)	the Lender shall notify the Borrower in writing of such event promptly upon its becoming aware of the same; and

(b)	the Borrower shall on demand made at any time whether or not the Loan has been repaid, pay to the Lender the amount which the Lender specifies (in a certificate setting forth the basis of the computation of such amount but not including any matters which the Lender or its holding company regards as confidential) is required to compensate the Lender and/or (as the case may be) its holding company for such liability to Taxes, cost, reduction, payment, forgone return or loss.

For the purposes of this clause 12.2 “holding company” means the company or entity (if any) within the consolidated supervision of which the Lender is included.

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12.3	Exception

Nothing in clause 12 (Unlawfulness, increased costs and bail-in) shall entitle the Lender to receive any amount in respect of compensation for any such liability to Taxes, increased or additional cost, reduction, payment, foregone return or loss to the extent that the same is the subject of an additional payment under clause 6.6 (Grossing-up for Taxes – by the Borrower).

12.4	Contractual recognition of bail-in

Notwithstanding any other term of any Security Document or any other agreement, arrangement or understanding between the parties to this Agreement, each such party acknowledges and accepts that any liability of any party to this Agreement to any other party to this Agreement under or in connection with the Security Documents may be subject to Bail-In Action by the relevant Resolution Authority and acknowledges and accepts to be bound by the effect of:

(a)	any Bail-In Action in relation to any such liability, including (without limitation):

(i)	a reduction, in full or in part, in the principal amount, or outstanding amount due (including any accrued but unpaid interest) in respect of any such liability;

(ii)	a conversion of all, or part of, any such liability into shares or other instruments of ownership that may be issued to, or conferred on, it; and

(iii)	a cancellation of any such liability; and

(b)	a variation of any term of any Security Document to the extent necessary to give effect to any Bail-In Action in relation to any such liability

12.5	Option to prepay

If any additional amounts are required to be paid by the Borrower to the Lender by virtue of Clause 12 (Unlawfulness, increased costs and bail-in), the Borrower shall be entitled, on giving the Lender not less than ten (10) days prior notice in writing, to prepay (without any prepayment fee under clause 4.7 or any premium or penalty) the Loan and accrued interest thereon, together with all other Indebtedness of the Borrower under the Security Documents, on the next Repayment Date. Any such notice, once given, shall be irrevocable.

13	Application of moneys, set off, pro-rata payments and miscellaneous

13.1	Application of moneys

All moneys received by the Lender under or pursuant to any of the Security Documents and expressed to be applicable in accordance with the provisions of this clause 13.1 or in a manner determined in the Lender’s discretion, shall be applied in the following manner:

13.1.1	first, in or towards payment, in such order as the Lender may decide, of any unpaid costs and expenses of the Lender under any of the Security Documents;

13.1.2	secondly, in or towards payment of any fees payable to the Lender under, or in relation to, the Security Documents which remain unpaid;

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13.1.3	thirdly, in or towards payment of any accrued interest (starting with default interest) and fees due but unpaid under this Agreement;

13.1.4	fourthly, in or towards payment of any principal due but unpaid to the Lender under this Agreement;

13.1.5	fifthly, in or towards payment to the Lender in application in repayment of the Loan in such manner as the Lender shall in its sole discretion determine;

13.1.6	sixthly , in or towards payment for any loss suffered by reason of any such payment in respect of principal not being effected on an Interest Payment Date relating to the part of the Loan repaid and which amounts are so payable under this Agreement and any other sum relating to the Loan which shall have become due under any of the Security Documents but remains unpaid; and

13.1.7	seventhly , the surplus (if any) shall be paid to the Borrower or to whomsoever else may then be entitled to receive such surplus.

The order of application set out in clauses 13.1.1 to 13.1.7 may be varied by the Lender without any reference to, or consent or approval from, the Borrower.

13.2	Set-off

13.2.1	The Borrower irrevocably authorises the Lender (without prejudice to any of the Lender’s rights at law, in equity or otherwise), at any time after an Event of Default has occurred and is continuing and without notice to the Borrower, to apply any credit balance to which the Borrower is then entitled standing upon any account of the Borrower with any branch of the Lender in or towards satisfaction of any sum due and payable from the Borrower to the Lender under any of the Security Documents. For this purpose, the Lender is authorised to purchase with the moneys standing to the credit of such account such other currencies as may be necessary to effect such application.

13.2.2	The Lender shall not be obliged to exercise any right given to it by this clause 13.2. The Lender shall notify the Borrower forthwith upon the exercise or purported exercise of any right of set off giving full details in relation thereto.

13.2.3	Nothing in this clause 13.2 shall be effective to create a charge or other security interest.

13.3	Further assurance

The Borrower undertakes with the Lender that the Security Documents shall both at the date of execution and delivery thereof and throughout the Facility Period be valid and binding obligations of the respective parties thereto which, with the rights of the Lender thereunder, are enforceable in accordance with their respective terms and that it will, at its expense, execute, sign, perfect and do, and will procure the execution, signing, perfecting and doing by each of the other Security Parties of, any and every such further assurance, document, act or thing as in the reasonable opinion of the Lender may be necessary for perfecting the security contemplated or constituted by the Security Documents.

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13.4	Conflicts

In the event of any conflict between this Agreement and any of the other Security Documents, the provisions of this Agreement shall prevail.

13.5	No implied waivers, remedies cumulative

No failure or delay on the part of the Lender to exercise any power, right or remedy under any of the Security Documents shall operate as a waiver thereof, nor shall any single or partial exercise by the Lender of any power, right or remedy preclude any other or further exercise thereof or the exercise of any other power, right or remedy. The remedies provided in the Security Documents are cumulative and are not exclusive of any remedies provided by law. No waiver by the Lender shall be effective unless it is in writing.

13.6	Severability

If any provision of this Agreement is prohibited, invalid, illegal or unenforceable in any jurisdiction, such prohibition, invalidity, illegality or unenforceability shall not affect or impair howsoever the remaining provisions thereof or affect the validity, legality or enforceability of such provision in any other jurisdiction.

13.7	Amendments

This Agreement may be amended or varied only by an instrument in writing executed by all parties hereto who irrevocably agree that the provisions of this clause 13.8 may not be waived or modified except by an instrument in writing to that effect signed by all of them.

13.8	Counterparts

This Agreement may be executed in any number of counterparts and all such counterparts taken together shall be deemed to constitute one and the same agreement which may be sufficiently evidenced by one counterpart.

13.9	English language

All documents required to be delivered under and/or supplied whensoever in connection howsoever with any of the Security Documents and all notices, communications, information and other written material whatsoever given or provided in connection howsoever therewith must either be in the English language or accompanied, at the Lender’s request, by an English translation certified by a notary, lawyer or consulate acceptable to the Lender.

14	Accounts

14.1	General

The Borrower undertakes with the Lender that it will ensure that:

14.1.1	it will on or before the Drawdown Date, open the Earnings Account in its name; and

14.1.2	all moneys payable to the Borrower in respect of the Earnings of the Vessel shall, unless and until the Lender directs to the contrary pursuant to the provisions of the Mortgage, be paid to the Earnings Account, provided however that if any of the moneys paid to the Earnings Account are payable in a currency other than USD, they shall be paid to a sub-account of the Earnings Account denominated in such currency (except that if the Borrower fails to open such a sub-account, the Lender shall then convert such moneys into USD at the Lender’s spot rate of exchange at the relevant time for the purchase of USD with such currency and the term “spot rate of exchange” shall include any premium and costs of exchange payable in connection with the purchase of USD with such currency).

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14.2	Earnings Account: withdrawals

Any sums standing to the credit of the Earnings Account (other than the Pledged Deposit) may be applied by the Borrower from time to time, subject to no Event of Default having occurred and being continuing, in (i) making the payments required under this Agreement and the other Security Documents (ii) the operation of the Vessel and (iii) payment of dividends to its shareholders annually.

14.3	Application of accounts

At any time after the occurrence of an Event of Default which is continuing, the Lender may, without prior notice to the Borrower apply all moneys then standing to the credit of the Earnings Account (together with interest from time to time accruing or accrued thereon) in or towards satisfaction of any sums due and payable to Lender under the Security Documents at the time of such applications in the manner specified in clause 13.1 (Application of moneys). Following such application, the Lender shall give notice thereof to the Borrower.

15	Assignment, transfer and lending office

15.1	Benefit and burden

This Agreement shall be binding upon, and ensure for the benefit of, the Lender and the Borrower and their respective successors in title.

15.2	No assignment by Borrower

The Borrower may not assign or transfer any of its rights or obligations under this Agreement.

15.3	Transfer by Lender

The Lender may at any time (i) change its office through which the Loan is made available or (ii) cause all or any part of its rights, benefits and/or obligations under this Agreement and the other Security Documents to be transferred or assigned without the consent of the Borrower but subject to 30 days prior notification of the Borrower, to (i) another branch, any Subsidiary or Affiliate of, or company controlled by, the Lender, (ii) a member of the European Central Bank System, a credit institution, a financial services institution, a financial institution, an insurance company, a social security fund, a pension fund, an investment company/trust or a special purpose company established for the purposes of securitization, (iii) a capital investment company, hedge fund, financial intermediary or special purpose vehicle associated to any of them or (iii) a trust corporation, fund or other person which regularly engaged in or established for the purpose of making, purchasing or investing in loans, securities or other financial assets of which are managed or serviced by the Lender (in each case a “Transferee Lender”) provided always that any such Transferee Lender, by delivery of such undertaking as the Lender may approve, becomes bound by the terms of this Agreement and agrees to perform all or, as the case may be, relevant part of the Lender’s obligations under this Agreement, the rights and equities of the Borrower or of any other Security Party referred to above which include, but are not limited to, any right of set-off and any other kind of cross-claim and provided, further, that the liabilities of the Borrower and of the other Security Parties under this Agreement and any other Security Document shall not be increased as a result of any such assignment or transfer and that in the event that the Borrower’s and/or any other Security Party’s liabilities (actual or contingent) are increased, neither the Borrower nor any other Security Party shall be liable for any such excess.

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15.4	Documenting transfers

If the Lender assigns all or any part of its rights or transfers all or any part of its rights, benefits and/or obligations as provided in clause 15.3 (Transfer by Lender), the Borrower undertakes, promptly on being requested to do so by the Lender and at the cost of the Transferee Lender, to enter into, and procure that the other Security Parties shall (at the cost of the Transferee Lender) enter into, such documents as may be necessary or desirable to transfer to the Transferee Lender all or the relevant part of the Lender’s interest in the Security Documents and all relevant references in this Agreement to the Lender shall thereafter be construed as a reference to the Lender and/or its Transferee Lender (as the case may be) to the extent of their respective interests.

15.5	Sub-Participation

The Lender may sub-participate all or any part of its rights and/or obligations under the Security Documents at its own expense without the consent of or notice to, the Borrower. Any such sub-participation shall have no effect on the Lender’s rights under the Security Documents and shall not affect the Borrower at all.

15.6	Disclosure of information

The Lender may disclose to a prospective assignee, transferee or to any other person (a “Prospective Assignee”) who may propose entering into contractual relations with the Lender in relation to this Agreement such information about the Borrower and/or the other Security Parties as the Lender shall consider appropriate, but only if the Prospective Assignee has first undertaken to the Borrower to keep secret and confidential and, not without the prior written consent of the Borrower, disclose to any third party, any of the information, reports or documents to be supplied by the Lender.

15.7	No additional costs

If at the time of, or immediately after, any assignment or transfer by the Lender of all or any part of its rights or benefits or obligations under this Agreement, or any change in the office through which it lends for the purposes of this Agreement, the Borrower would be obliged to pay to the Lender or, as the case may be, the Transferee Lender under clause 3.6 (Market disruption), 6.6 (Grossing-up for Taxes – by the Borrower) or clause 12.2 (Increased costs) any sum in excess of the sum (if any) which it would have been obliged to pay to the Lender or the Transferor Lender, as the case may be, under the relevant clause in the absence of such assignment, transfer or change, the Borrower shall not be obliged to pay that excess.

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16	Notices and other matters

16.1	Notices

16.1.1	unless otherwise specifically provided herein, every notice under or in connection with this Agreement shall be given in English by letter delivered personally and/or sent by post and/or transmitted by fax and/or transmitted electronically;

16.1.2	in this clause “notice” includes any demand, consent, authorisation, approval, instruction, certificate, request, waiver or other communication.

16.2	Addresses for communications, effective date of notices

16.2.1	Subject to clause 16.2.2 and clause 16.2.5 notices to the Borrower shall be deemed to have been given and shall take effect when received in full legible form by the Borrower at the address and/or the fax number and/or email address appearing below (or at such other address or fax number and/or email address as the Borrower may hereafter specify for such purpose to the Lender by notice in writing);

Address	c/o Konkar Shipping Agencies S.A.
59, K. Karamanli, Maroussi 15125, Greece
Athens, Greece
Fax no:	+30 210654567
Attention:	Mr. Konstantinos Lytras
Email:	‘klytras@konkar.gr’ and ‘fin@konkar.gr’

16.2.2	notwithstanding the provisions of clause 16.2.1 or clause 16.2.5, a notice of Default and/or a notice given pursuant to clause 10.2 (Acceleration) or clause 10.3 (Demand basis) to the Borrower shall be deemed to have been given and shall take effect when delivered, sent or transmitted by the Lender to the Borrower to the address or fax number or email address referred to in clause 16.2.1;

16.2.3	subject to clause 16.2.5, notices to the Lender shall be deemed to be given, and shall take effect, when received in full legible form by the Lender at the address and/or the fax number and/or email address appearing below (or at any such other address or fax number or email address as the Lender may hereafter specify for such purpose to the Borrower in writing);

Address:	170 Alexandras Ave.
11521 Athens
Greece

Fax No:	+30 210 3739783
Attention:	Doudoulas Athanasios / Ioannis Chamilos
Email:	DoudoulasA@piraeusbank.gr / chamilosi@piraeusbank.gr

16.2.4	subject to clause 16.2.5, notices to the Lender shall be deemed to be given and shall take effect when received in full legible form by the Lender at its address and/or fax number and/or email address specified in the definition of “Lender” (or at any other address or fax number or email address as the Lender may hereafter specify for such purpose); and

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16.2.5	if under clause 16.2.1 or clause 16.2.3 a notice would be deemed to have been given and effective on a day which is not a working day in the place of receipt or is outside the normal business hours in the place of receipt, the notice shall be deemed to have been given and to have taken effect at the opening of business on the next working day in such place.

16.3	Electronic Communication

16.3.1	Any communication to be made by and/or between the Lender and the Security Parties or any of them under or in connection with the Security Documents or any of them may be made by electronic mail or other electronic means, if and provided that all such parties:

(a)	notify each other in writing of their electronic mail address and/or any other information required to enable the sending and receipt of information by that means; and

(b)	notify each other of any change to their electronic mail address or any other such information supplied by them.

16.3.2	Any electronic communication made by and/or between the Lender and the Security Parties or any of them will be effective only when actually received in readable form

16.3.3	The Lender and the Borrower further agree that information may be sent via email to (or from) third parties involved in the provision of services. In particular, the Borrower is aware that:

(a)	the unencrypted information is transported over an open, publicly accessible network and can, in principle, be viewed by others, thereby allowing conclusions to be drawn about a banking relationship;

(b)	the information can be changed and manipulated by a third party;

(c)	the sender’s identity (sender of the e-mail) can be assumed or otherwise manipulated;

(d)	the exchange of information can be delayed or disrupted due to transmission errors, technical faults, disruptions, malfunctions, illegal interventions, network overload, the malicious blocking of electronic access by third parties, or other shortcomings on the part of the network provider. In certain situations, time-critical orders and instructions might not be processed on time;

(e)	the Lender assumes no liability for any loss incurred as a result of manipulation of the e-mail address or content nor is it liable for any loss incurred by the Borrower and any other Security Party due to interruptions and delays in transmission caused by technical problems.

16.3.4	The Lender is entitled to assume that all the orders and instructions, and communications in general, received from the Borrower or a third party are from an authorized individual, irrespective of the existing signatory rights in accordance with the commercial register (or any other applicable equivalent document) or the specimen signature provided to the Lender. The Borrower shall further procure that all third parties referred to herein agree with the use of emails and are aware of the above terms and conditions related to the use of email.

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17	Governing law

This Agreement and any non-contractual obligations arising out of or in connection with it is governed by and shall be construed in accordance with English law.

18	Jurisdiction

18.1	Exclusive Jurisdiction

For the benefit of the Lender, and subject to clause 18.4 below, the Borrower hereby irrevocably agrees that the courts of England shall have exclusive jurisdiction:

18.1.1	to settle any disputes or other matters whatsoever arising under or in connection with this Agreement or any non-contractual obligation arising out of or in connection with this Agreement and any disputes or other such matters arising in connection with the negotiation, validity or enforceability of this Agreement or any part thereof, whether the alleged liability shall arise under the laws of England or under the laws of some other country and regardless of whether a particular cause of action may successfully be brought in the English courts; and

18.1.2	to grant interim remedies or other provisional or protective relief.

18.2	Submission and service of process

The Borrower accordingly irrevocably and unconditionally submits to the jurisdiction of the English courts. Without prejudice to any other mode of service the Borrower:

18.2.1	irrevocably empowers and appoints Atlas Maritime Services Ltd. of Enterprise House, 113-115 George Lane, London E18 1AB, England, as its agent to receive and accept on its behalf any process or other document relating to any proceedings before the English courts in connection with this Agreement;

18.2.2	agrees to maintain such an agent for service of process in England from the date hereof until the end of the Facility Period;

18.2.3	agrees that failure by a process agent to notify the Borrower of service of process will not invalidate the proceedings concerned;

18.2.4	without prejudice to the effectiveness of service of process on its agent under clause 18.2.1 above but as an alternative method, consents to the service of process relating to any such proceedings by mailing (by registered mail) or delivering a copy of the process to its address for the time being applying under clause 16.2; and

18.2.5	agrees that if the appointment of any person mentioned in clause 18.2.1 ceases to be effective, the Borrower shall promptly appoint a further person in England to accept service of process on its behalf in England and, failing such appointment within seven (7) Banking Days the Lender shall thereupon be entitled and is hereby irrevocably authorised by the Borrower in those circumstances to appoint such person by notice to the Borrower.

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18.3	Forum non conveniens and enforcement abroad

The Borrower:

18.3.1	waives any right and agrees not to apply to the English court or other court in any jurisdiction whatsoever to stay or strike out any proceedings commenced in England on the ground that England is an inappropriate forum and/or that Proceedings have been or will be started in any other jurisdiction in connection with any dispute or related matter falling within clause 18.1 (Exclusive jurisdiction); and

18.3.2	agrees that a judgment or order of an English court in a dispute or other matter falling within clause 18.1 (Exclusive jurisdiction) shall be conclusive and binding on the Borrower and may be enforced against it in the courts of any other jurisdiction.

18.4	Right of Lender, but not Borrower, to bring proceedings in any other jurisdiction

18.4.1	Nothing in this clause 18 limits the right of the Lender to bring Proceedings, including third party proceedings, against the Borrower, or to apply for interim remedies, in connection with this Agreement in any other court and/or concurrently in more than one jurisdiction;

18.4.2	the obtaining by the Lender of judgment in one jurisdiction shall not prevent the Lender from bringing or continuing proceedings in any other jurisdiction, whether or not these shall be founded on the same cause of action.

18.5	Enforceability despite invalidity of Agreement

Without prejudice to the generality of clause 13.6 (Severability), the jurisdiction agreement contained in this clause 18 shall be severable from the rest of this Agreement and shall remain valid, binding and in full force and shall continue to apply notwithstanding this Agreement or any part thereof being held to be avoided, rescinded, terminated, discharged, frustrated, invalid, unenforceable, illegal and/or otherwise of no effect for any reason.

18.6	Effect in relation to claims by and against other Security Parties

18.6.1	For the purpose of this clause “Foreign Proceedings” shall mean any Proceedings except proceedings brought or pursued in England arising out of or in connection with (i) or in any way related to any of the Security Documents or any assets subject thereto or (ii) any action of any kind whatsoever taken by the Lender pursuant thereto or which would, if brought by the Borrower against the Lender, have been required to be brought in the English courts;

18.6.2	the Borrower shall not bring or pursue any Foreign Proceedings against the Lender and the Borrower shall use its best endeavours to prevent other Security Parties from bringing or pursuing any Foreign Proceedings against the Lender;

18.6.3	the Lender and the Borrower hereby agree and declare that the benefit of this clause 18 shall extend to and may be enforced by any officer or employee of the Lender against whom the Borrower brings a claim in connection howsoever with any of the Security Documents or any assets subject thereto or any action of any kind whatsoever taken by, or on behalf of or for the purported benefit of the Lender pursuant thereto or which, if it were brought against the Lender, would fall within the material scope of clause 18.1 (Exclusive jurisdiction). In those circumstances this clause 18 shall be read and construed as if references to the Lender were references to such officer or employee, as the case may be.

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Schedule 1
Form of Drawdown Notice

To:	Piraeus Bank S.A.
170 Alexandras Ave.
11521 Athens, Greece

[●] 2023

Dear Sirs

Re:	Loan agreement dated [●] September 2023 in respect of a loan of up to USD19,000,000 (the “Loan Agreement”) made between (1) Dryone Corp. as Borrower and (2) Piraeus Bank S.A. as Lender

We refer to the Loan Agreement. Words and expressions whose meanings are defined therein shall have the same meanings when used herein.

We hereby give you notice that we wish to draw the sum of USD [●] on [●] 2023 in respect of the Loan Facility and select a first Interest Period in respect of such drawing of [●] months. The funds should be credited to the account of [●] and numbered [●] with [●] of [●].

We confirm that:

(a)	no Default has occurred and is continuing;

(b)	the representations and warranties contained in clause 7 (Representations and Warranties) of the Loan Agreement are true and correct at the date hereof as if made with respect to the facts and circumstances existing at such date;

(c)	the borrowing to be effected by the drawdown of the Loan will be within our corporate powers, has been validly authorised by appropriate corporate action and will not cause any limit on our borrowings (whether imposed by statute, regulation, agreement or otherwise howsoever) to be exceeded;

(d)	there has been no material adverse change in our financial position or in the consolidated financial position and operation of the Security Parties (or any one of them) from that described by us to the Lender in the negotiation of the Loan Agreement and/or in any documents or statements already delivered to the Lender in connection therewith;

(e)	there are no Required Authorisations;

(f)	there has occurred nothing which would have a Material Adverse Effect; and

(g)	no part of the proceeds of the Loan shall be used for the purpose of acquiring shares in the share capital of the Lender or other banks and/or financial institutions or acquiring hybrid capital debentures (τίτλους υβριδικών κεφαλαίων) of the Lender or other banks and/or financial institutions.

By

Authorised Signatory
[●]

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Schedule 2
Conditions precedent

Part 1

(referred to in clause 9.1)

(a)	Corporate documents

Certified Copies of all documents which evidence or relate to the constitution of each Security Party and its current corporate existence;

(b)	Corporate authorities

(i)	Certified Copies of resolutions of the directors and shareholders of each Security Party approving such of the MOA and the Security Documents to which such Security Party is a party and authorising the execution and delivery thereof and performance of such Security Party’s obligations thereunder, additionally certified by an officer of such Security Party, as having been duly adopted by the directors and shareholders of such Security Party and not having been amended, modified or revoked and being in full force and effect; and

(ii)	an original of any power of attorney issued by each Security Party pursuant to such resolutions;

(c)	Required Authorisations

a certificate (dated no earlier than 3 Banking Days prior to the Drawdown Date) that there are no Required Authorisations or that there are no Required Authorisations except those described in such certificate and Certified Copies of which as duly executed (including any conditions and/or documents ancillary thereto) are appended thereto;

(d)	Certificate of incumbency

(i)	a list of directors, shareholders and officers of Borrower, the Shareholder, Corporate Guarantor B and of the Manager; and

(ii)	a list of directors and officers of the Corporate Guarantor A;

each specifying the names and positions of such persons, certified by an officer of the relevant Security Party to be true, complete and up to date;

(e)	Shareholders

(i)	evidence acceptable to the Lender that all of the issued shares of and in the Borrower are issued in registered form, and that the Borrower, the Corporate Guarantor B and the Shareholder are legally owned by persons acceptable to the Lender;

(ii)	a Certified Copy of the Joint Venture Agreement;

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(f)	Security Documents

(i)	the Earnings Account Pledge (and any documents to be delivered thereunder) duly executed and delivered by the Borrower;

(ii)	the Corporate Guarantees duly executed and delivered by the Corporate Guarantors;

(iii)	the Shares Pledge (and any documents to be delivered thereunder) duly executed and delivered by the Shareholder;

(g)	Bank accounts – evidence that:

(i)	the Earnings Account has been opened by the Borrower and duly completed mandates in relation thereto have been delivered to the Lender; and

(ii)	the Safekeeping Securities Account has been opened by the Borrower, and duly completed mandates in relation thereto have been delivered to the Lender; and

(iii)	all mandate forms and other legal documents required for the opening of an account under any applicable law, as well as signature cards and properly adopted authorizations have been duly delivered to and have been accepted by the compliance department of the Lender;

(h)	Pledged Deposit

evidence satisfactory to the Lender that the Pledged Deposit is standing to the credit of the Earnings Account (or any other account of the Borrower as approved and designated by the Lender) pursuant to Clause 8.1.24.

(i)	“Know your customer”

written confirmation (in a form acceptable to the Lender) that:

(i)	the Borrower has complied at all times and in all respects with (i) all documentation required by the Lender in relation to the Lender’s “know your customer” requirements and (ii) all documentation required by the Lender for the opening of the Earnings Account with the Lender; and

(ii)	each of the Corporate Guarantor and the Shareholder(s) have complied at all times and in all respects with all documentation required by the Lender in relation to the Lender’s “know your customer” requirements;

(j)	Funding of acquisition

evidence that all amounts payable for the acquisition of the Vessel have been funded by the Borrower through a combination of funds borrowed and equity contribution provided exclusively by the holders of the shares in the Shareholder; and

(k)	process agent

a letter from the agent for receipt of service of proceedings referred to in clause 18.2.1 accepting its appointment under the said clause and under each of the other Security Documents in which it is or is to be appointed as the agent for any Security Party.

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Part 2

(a)	Copies of Underlying Documents

Certified Copies of the MOA and the Management Agreement, any Extended Employment Contract and all ISM Code Documentation for the Vessel;

(b)	Deposit under the MOA

evidence satisfactory to the Lender that the deposit of 10% of the Purchase Price has been paid;

(c)	Evidence satisfactory to the Lender that the Vessel:

(i)	Purchase

has been unconditionally delivered by the Seller to, and accepted by, the Borrower under the MOA, and all other amounts payable under the MOA (in addition to the part to be financed by the Loan) have been duly paid (and funded by the Borrower through equity contribution provided by its shareholders), together with copies of the bill of sale, protocol of delivery and acceptance, commercial invoices and other delivery documents to be exchanged pursuant to the MOA;

(ii)	Registration and Encumbrances

is registered in the name of the Borrower through the Registry and that the Vessel, her Earnings, Insurances and Requisition Compensation are free of Encumbrances except Permitted Encumbrances or otherwise permitted by the Ship Security Documents (such evidence to include relevant certificates issued by the Flag State and results of searches carried out against the said Registry by the Lender or its lawyers);

(iii)	Classification

maintains the Classification free of all overdue recommendations and requirements of the Classification Society affecting her class;

(iv)	Insurance

is insured in accordance with the provisions of the relevant Ship Security Documents and all requirements of such Ship Security Documents in respect of such insurance have been complied with (including without limitation, receipt by the Lender of customary brokers’ confirmations that the Vessel is fully insured in accordance with the Lender’s requirements, that the interest of the Lender as mortgagee is noted and that the broker shall issue, and receipt of, letters of undertaking letters of undertaking regarding the placing of hull and machinery and war risks cover and confirmation from the protection and indemnity association or other insurer with which the Vessel is, or is to be, entered for insurance or insured against protection and indemnity risks, that any necessary declarations required by the association or insurer for the removal of any oil pollution exclusion have been made and that any such exclusion does not apply to the Vessel); and

(v)	Management

is managed by the Manager on terms in all respects acceptable to the Lender;

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(d)	Security Documents

the Mortgage, any Deed of Covenant, the General Assignment and any Charter Assignment in respect of any Extended Employment Contract duly executed and delivered by the Borrower and the Manager’s Undertaking in respect of the Vessel duly executed and delivered by the Manager and any Insurance Assignments (if applicable);

(e)	Notices of assignment and acknowledgments

counterpart originals of duly executed notices of assignment and acknowledgments (where relevant) required by the terms of the Security Documents referred to in (c) above in the forms prescribed by those Security Documents and any other documents required to be delivered pursuant thereto;

(f)	Mortgage registration

evidence that the Mortgage has been duly registered against the Vessel in accordance with the laws of the relevant Registry;

(g)	Laws of the Republic of the Marshall Islands: opinion

an opinion of Ince, special legal advisers to the Lender on the laws of the Republic of the Marshall Islands;

(h)	Laws of Panama: opinion

an opinion of Patton, Moreno & Asvat, special legal advisers to the Lender on the laws of Panama;

(i)	ISPS Code

evidence satisfactory to the Lender that the Vessel is subject to a ship security plan which complies with the ISPS Code and a copy of the ISSC for the Vessel;

(j)	DOC and Application for SMC

Certified Copies of the DOC, ISSC, (if applicable) IAPP and EIAPP Certificates in respect of the Vessel and a Certified Copy of the SMC therefor and evidence that the Vessel and the Manager are in compliance with the ISM Code;

(k)	Additional Vessel’s Certificates

Certified Copies of Classification Certificate, Safety Radio Equipment Certificate, Safety Equipment Certificate, International Oil Pollution Certificate, International Loadline Certificate, Safety Construction Certificate, International Tonnage Certificate, Minimum Safety Manning Certificate and Continuous Synopsis Record for the Vessel;

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(l)	Lightweight

evidence satisfactory to the Lender in respect of the Lightweight of the Vessel;

(m)	Manager’s confirmation

written confirmation addressed by the Manager to the Lender that the representations and warranties set out in clause 7.1.22 (Environmental Matters) and clause 7.1.23 (ISM and ISPS Code) are true and correct;

(n)	Insurance Report

a written report from a maritime insurance consultant or broker acceptable to the Lender in a form and content acceptable to the Lender (at the cost of the Borrower) in respect of the insurances on the Vessel which report shall certify that such insurances are placed through or with insurance brokers and clubs, in amounts, covering risks and on terms acceptable to the Lender and that the same are in accordance with the terms of the Mortgage in respect of the Vessel;

(o)	Valuation

a satisfactory, in the opinion of the Lender, valuation (at the cost of the Borrower) of the Vessel addressed to the Lender from an Approved Broker dated no more than 20 days before the Drawdown Date for the purposes of determining the Initial Valuation Amount;

(p)	Fees

evidence that all fees due and payable have been paid in full;

(q)	Material Adverse Effect

the Lender is satisfied that there has occurred nothing which would have a Material Adverse Effect;

(r)	MII and MAP Policy premium

evidence that the Borrower has reimbursed the Lender in the amount of the first annual premium or, as the case may be, any additional premium for the MII and MAP Policy; and

(s)	Further conditions precedent

such further evidence or opinions as may reasonably be required by the Lender.

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Execution Page

IN WITNESS whereof the parties to this Agreement have caused this Agreement to be duly executed on the date first above written.

SIGNED by	)
attorney-in-fact for and on behalf of	)
DRYONE CORP.	)
pursuant to a Power of Attorney	)
dated 31 August 2023)		Attorney-in-fact

Witness to all the above signatures	)
Name:	)
Address:	)

SIGNED by	)
and by	)
for and on behalf of	)
PIRAEUS BANK S.A.	)	________________ ______________
Authorised signatories

Witness to all the above signatures	)
Name:	)
Address:	)

71